UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC  20549

                          PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              ATLAS MINING COMPANY
                              --------------------

                 (Name of small business issuer in its charter)

            IDAHO                             1044                82-0096527
-------------------------------   ----------------------------  ----------------
(State or other jurisdiction of   (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)     Classification  Number) *     Identification
                                                                 Number)

                           1221 W. Yellowstone Avenue
                           --------------------------
                               Osburn, Idaho 83849
                               -------------------
                                (208) 556 - 1181
                                ----------------
          (Address and telephone number of principal executive offices)

                 1221 W. Yellowstone Avenue, Osburn, Idaho 83849
                 -----------------------------------------------
(Address of principal place of business or intended principal place of business)

                                   Ben Simpson
                                   -----------
                                    416 River
                                    ---------
                              Wallace, Idaho 83873
                              --------------------
                                (208) 752 - 1154
                                ----------------
            (Name, address and telephone number of agent for service)

                                   Copies to:
                                  Lee Walthall
                       Schroeder Walthall Neville, L.L.P.
                           1100 Louisiana, Suite 4850
                              Houston, Texas  77002
                                 (713) 654-9100

                              ---------------------
                (Approximate date of proposed sale to the public)

If this Form is filed to register additional securities for an offering pursuant to Rule 463(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE


                      Proposed     Proposed
                       Dollar      Maximum     Maximum
Title of Each          Amount      Offering   Aggregate    Amount
Class of Securities     To Be     Price per    Offering      of
To Be Registered     Registered      Unit       Price        Fee
-------------------  -----------  ----------  ----------  ---------
Common Stock         $ 7,500,000  $     1.00  $7,500,000  $2,212.50

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

*  The  equivalent North American Industry Classification System code is 212222.

                       Initial Public Offering Prospectus


                              ATLAS MINING COMPANY

                        7,500,000 SHARES OF COMMON STOCK
                                 $1.00 PER SHARE


                            Proposed Trading Symbols:
                     Over the Counter Bulletin Board - ALSN


                                  The Offering

                        Per Share          Total
                        ----------  --------------------

Public Price            $    1.00  $          7,500,000
Underwriting Discounts        .00                     0
Brokerage Fees            .03-.09  $    225,000-675,000
Proceeds to Atlas         .97-.91  $7,275,000-6,875,000

This is our initial public offering, and no public market currently exists for our shares. Our stock is not currently trading on the Over the Counter Bulletin Board or on any other national exchange. The offering price may not reflect the market price of our shares after the offering.


THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE "RISK FACTORS" ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This is a best efforts offering. We are not required to sell a minimum or maximum number of shares are required to the sold. It is possible that we may hire broker/dealers to sell the shares in this offering, but we have no such agreements at this time. If we do hire broker/dealers, we will have to pay them a commission of 3% to 9% of the proceeding of the shares they sell.

This offering terminates in 30 days at 5:00 p.m. Pacific Standard Time, ________________. The Company may elect to extend the expiration date of this offering for one or two additional thirty-day periods.

                                TABLE OF CONTENTS

Summary Information. . . . . . . . . . . . . . . . . . . . . . . . . .  2

Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2

Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . .  4

Determination of Offering Price. . . . . . . . . . . . . . . . . . . .  5

Dilution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6

Selling Security Holders . . . . . . . . . . . . . . . . . . . . . . .  7

Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . .  7

Directors, Executive Officers, Promoters and Control Persons . . . . .  8

Security Ownership of Certain Beneficial Owners and Management . . . .  9

Description of Securities. . . . . . . . . . . . . . . . . . . . . . .  10

Interest of Named Expert and Counsel . . . . . . . . . . . . . . . . .  11

Disclosure of Commission Position on Indemnification for
     Securities Act Liabilities. . . . . . . . . . . . . . . . . . . .  11

Description of Business. . . . . . . . . . . . . . . . . . . . . . . .  12

Management's Discussion and Analysis or Plan of Operation. . . . . . .  18

Description of Property. . . . . . . . . . . . . . . . . . . . . . . .  23

Market for Common Equity and Related Stockholder Matters . . . . . . .  28

Executive Compensation . . . . . . . . . . . . . . . . . . . . . . . .  29

Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . .  30


                               SUMMARY INFORMATION

Current  and  Anticipated  Future  Revenue  Earning  Operations
---------------------------------------------------------------

     Atlas is a mining company with properties located in Idaho and Mexico. Currently its primary revenue sources are providing production services for other mining companies and selling timber located on its properties. The purpose of this offering is, in part to raise capital to develop the mines located on the Atlas properties. In the future, Atlas primarily intends to generate revenues and earnings through the operation of its own mines.

     Atlas' executive corporate offices are located at 1221 W. Yellowstone Avenue, Osburn, Idaho 83873, telephone number (208) 752-1154.

Results  of  the  Offering
--------------------------

Number  of  shares  offered
-     7,500,000  of  common  stock

Upon  the  Conclusion  of  this  Offering
-     12,825,448  shares  outstanding
-     314,852  shares  of  treasury  stock

     Atlas  plans to use the proceeds of the offering in the following priority:

Broker's Commissions                         $225,000-675,000
Expenses from this Offering                  $        100,000
Completion of San Acacio Feasibility Study   $        350,000
San Acacio Mill Capital Costs                $      1,500,000
Debt Retirement                              $        800,000
General Working Capital                      $ 525,000-75,000
San Acacio Level I Development               $      3,000,000
San Acacio Level II Development (Purisima)   $      1,000,000


                                  RISK FACTORS

There  is  a  limited  OTCBB  market  and  the  security  will be thinly traded.
--------------------------------------------------------------------------------

     Atlas Management expects to become fully reporting with the SEC through the filing of this offering and become a listed company on the OTC. The stock last traded on the OTCBB during the third quarter of 1999 with a $.25 high and a $.04 low.

     The stock will not have an established trading market and an active market may not develop. If a trading market does not develop, you may experience difficulty in reselling stock and may be unable to sell it at all.

     The Company may hire promoters or market makers to help generate investor interest. The Company may hire underwriters, general promoters or registered broker/dealers to advertise or sell the stock. Nevertheless, it is unlikely that this would create and maintain a trading market for the stock.

Penny  stock  rules  may prevent the resale of the shares in many jurisdictions.
--------------------------------------------------------------------------------

     The sale of stock is subject to the penny stock rules under the Exchange Act, which imposes additional sales requirements on broker/dealers selling penny stock securities. Additional disclosures are required as well as determinations of buyer suitability.

The  Company  has no employment agreements or keyman insurance on key personnel.
--------------------------------------------------------------------------------

     Atlas' future depends wholly upon the efforts and abilities of the Board of Directors and the officers of the Company, particularly William T. Jacobson, the President and Chief Executive Officer. Mr. Jacobson has eleven years experience in the mining industry and fifteen years experience in the banking industry. Atlas lacks keyman insurance to protect itself in the event that William Jacobson leaves.

     If Mr. Jacobson were to leave Atlas there may be difficulty in hiring additional management. Managing a mining company requires unique skills, knowledge and experience and, as a result, Atlas may be unable to locate qualified replacement candidates.

Atlas  will  need  additional  financing  if  the  current offering is not fully
--------------------------------------------------------------------------------
subscribed.
-----------

     The Company needs $7,500,000 to develop the San Acacio Mine project. If the offering is not fully subscribed, Management may pursue development of the San Acacio Mines using a combination of equity and debt financingThe Company may be able to pursue lender financing, although the Company has no commitments from lenders at this point.

     Management estimates that raising at least $3,000,000 from this offering would place the Company in a position to obtain favorable credit terms. The Company may then be able to obtain third party lender financing to not only complete its goals, but also to pursue acquisitions of additional equipment and properties.

Atlas  has  incurred  operating losses during the past two years and expects the
--------------------------------------------------------------------------------
losses  will  continue  in  the  foreseeable  future.
-----------------------------------------------------

     Atlas has operating income of $182,387 in 1997, and operating losses in 1998 and 1999 (through the third quarter) of ($66,200) and $(605,993), respectively. Through the third quarter of 1999, the Company has generated $119,843 of revenues resulting in a net loss of $(652,952). Atlas expects operating expenses to remain relatively consistent over the next twelve months consequently, without increases in current revenue sources or revenues derived from its own mining operations, Atlas expects losses during the next twelve months.

Atlas  does  not  have  insurance  on  its  timber reserves.
------------------------------------------------------------

     Atlas lacks insurance for fire or disease on its the timber reserves, consequently such a loss could deem the reserves worthless. In addition, the timber industry is effected by lumber price movements and adjustments, downturns in the housing industry, and interest rate movements. These factors can reduce the price of timber and lumber on the open market. A significant decrease in the price of timber may reduce income and therefore reduce the value of the Company's stock.

Shares  you purchase will have a book value less than the price you paid for the
--------------------------------------------------------------------------------
stock.
------

     If the offering is fully subscribed, the stock you purchase will have a book value of $0.61 per share. If the offering is not fully subscribed, a lower book value per share will result. The book value will be less than the consideration paid for the shares.

Atlas  is  an  exploration  stage  company.
-------------------------------------------

     The Company is an exploration stage company. There is no assurance that a commercially viable mineral deposit, "a reserve," exists in any of Atlas' mining properties. Therefore, determination of the existence of a reserve will depend on appropriate and sufficient exploration work and the evaluation of legal and economic factors.

                                 USE OF PROCEEDS

     The uses listed in this section are placed in priority order. The amounts are estimates.

Net  Proceeds
-------------

     Atlas may use broker/dealers to sell the shares in this offering although presently, there are no sales agreements. If Atlas obtains broker/dealer agreements, the Company estimates paying brokers' commissions of 3%-9% of the
sales  proceeds.   Assuming  brokers  sell  all  shares  available  in  this
offering,  the  Company  estimates  paying  $225,000-$675,000  in  commissions.

     Atlas  plans to use the proceeds of the offering in the following priority:

Broker's  Commissions                                           $225,000-675,000

Expenses  from  this  Offering                                  $100,000

Completion  of  San  Acacio  Feasibility                        $350,000
-     Site  Surveys,  Baseline  Studies,  Permitting:  $85,000
-     Engineering, Studies, Metallurgical Testing,
      Ore Reserve Calculations:  $65,000
-     Mill  Site  Purchase  &  Permitting:  $160,000
-     Contingencies:  $40,000

San  Acacio  Mill  Capital  Costs                               $1,500,000
-     Mill  Construction:  $750,000
-     Water  Wells,  road  upgrade:  $150,000
-     Office  &  Vehicles:  $50,000
-     Salaries  (4  months):  $280,000
-     Contingencies:  $270,000

Debt  Retirement                                                $800,000
-     Loan payable to Fausett International, Inc., interest
rate  of  8.75%,  matures  2001

General  Working  Capital                                       $525,000-75,000

San  Acacio  Level  I  Development                              $3,000,000
-     Portal  &  Mine  Preps,  Rehab:  $970,000
-     Equipment Acquisitions (Trucks, loaders, drills,
      compressors,  diamond  drill):  $1,290,000
-     Contingencies:  $740,000

San  Acacio  Level  II  Development  (Purisima)                $1,000,000
-     Portal  &  Mine  Preps:  $370,000
-     Equipment Acquisitions (Trains, loaders, compressor,
      Drill):  $450,000
-     Contingencies:  $180,000


                         DETERMINATION OF OFFERING PRICE

     The Company's stock is not registered on the Over-the-Counter Bulletin Board System ("OTC BB"). Once reporting, the Company plans to trade on the OTCBB under the stock symbol "ALSM." Management is unable to determine the price at which the stock will trade on the OTCBB.

     The Company determined the Offering price based on several factors: (1) Potential investor interest, (2) The Company's current capital needs, and (3) The Company's ability to pay future dividends, although no dividends are contemplated at this time.

                                    DILUTION

Consideration  Paid  and  Percentages  Owned
--------------------------------------------

     During the last five years, officers, directors, promoters and affiliated persons have purchased stock at prices less than the offering price. The following chart documents those purchases and compares them to the purchase price to be paid by the investors in this offering:

                                                                                     PURCHASE    PURCHASE     TOTAL      TOTAL
                                                                                      AMOUNT    PRICE PER   PURCHASE   PERCENTAGE
            INVESTOR                    RELATIONSHIP TO COMPANY    DATE OF PURCHASE  (SHARES)     SHARE       PRICE      OWNED
------------------------------------  ---------------------------  ----------------  ---------  ----------  ---------  ----------
William and Mary Ann Jacobson         William Jacobson, President          12/16/97     25,000  $     0.20  $   5,000         7.2
Tom Groce                             Director                             12/16/97     25,000  $     0.20  $   5,000         2.4
William and Mary Ann Jacobson         William Jacobson, President           1/13/98     25,000  $     0.20  $   5,000         7.2
Tom Groce                             Director                               3/4/98     75,000  $     0.20  $  15,000         2.4
                                      Jack Harvey, Vice President
Jack Harvey Trust                     and Director                           3/4/98     50,000  $     0.20  $  10,000         1.1
William and Mary Ann Jacobson         William Jacobson, President            3/6/98     50,000  $     0.20  $  10,000         7.2
Optimum Source Stock Brokers Society  Promoter                               4/6/99    125,000  $     0.20  $  25,000         2.3

DILUTION  TABLE

     If you invest in our common stock, your interest will be immediately diluted to the extent of the difference between the public offering price per share of our common stock and the book value per share of the common stock after this offering. Our book value as of September 30, 1999 was $377,162, or $.08 per share of common stock. After giving effect to the receipt of the estimated net proceeds from the sale of 7,500,000 shares of common stock contemplated by this offering at an offering price of $1.00 per share, which does not give effect to the potential brokers' commissions paid, our book value as of September 30, 1999 would have been $7,877,162 or approximately $.63 per share. This represents an immediate increase in the book value of $.55 per share to existing shareholders and an immediate dilution in book value of $.37 per share to new investors purchasing common stock in this offering. The following table illustrates this dilution on a per share basis:

Assumed  initial  public  offering  price                                 $1.00
     Net  tangible  book  value  per  share  as  of  9/30/99  $   .08
     Increase  per  share  attributable  to  new  investors       .55
                                                               ------
     Net tangible book value per share after  the  offering       .63

Dilution  per  share  to  new  investors                                 $  .37
                                                                         ======

Dilution  as  a  percentage  of  the  offering  price                       37%
                                                                         ======

     The following table summarizes as of September 30, 1999 the differences between the total consideration paid and the average price per share paid by existing stockholders and by investors purchasing shares of common stock in this offering, before deducting the underwriting discounts and commissions, at the public offering price of $1.00 per share:

                        Shares  Purchased   Total Consideration
                       -------------------  ------------------
                         Number    Percent   Amount    Percent  Average Price
                       ----------  -------  ---------  -------  --------------
Existing Shareholders   5,000,129    40.00  1,896,307    20.18  $          .38
New Shareholders        7,500,000    60.00  7,500,000    79.82  $         1.00
Total                  12,500,129   100.00  9,396,307   100.00

     These calculations exclude all shares of common stock issuable upon the exercise of our outstanding stock options to purchase common stock and all shares of common stock available for future grants under our stock option plans. To the extent any of these options are exercised, there will be further dilution to new public investors.

                            SELLING SECURITY HOLDERS
                            ------------------------

     No security holder is selling the Company's stock pursuant to this Offering. No director, officer or beneficial owner of more than 5% of the Company's shares will participate in this Offering.

                              PLAN OF DISTRIBUTION

     This offering involves the offer and sale of 7,500,000 shares of common stock at $1 per share.

     During the offering, purchasers' funds will be deposited into an escrow account at Idaho Independent Bank, Haydon Lake, Idaho 83835. See Exhibit
"99.2." Once the offering closes, all funds in the escrow account will be transferred to the accounts of the Company. The escrow account will not accrue interest and we will not pay you interest on purchase money placed in escrow.

     If the Company accepts your subscription, the Company will send you certificates for the common stock purchased. The Company will send the securities to you as the funds are released from the escrow account. Within five
(5) business days after the release of the escrowed funds, the Company will issue the stock for the number of shares purchased.

     The Company reserves the right to accept or reject your subscription agreement, in whole or in part, for any reason, in the sole discretion of its Management.

     Any subscriptions received by the Company without full payment or after the expiration date will be rejected. This prospectus will terminate with respect to the unsubscribed shares. There will be no revocation, cancellation and/or cash buyback for any shares bought in the open market.

     The Company intends to offer and sell common stock directly to investors without the assistance of a broker/dealer. Management intends to use a small number of preliminary prospectuses to inform certain dealers about the stock. The Company has blue sky registered the offering in each state where an identified purchaser resides. Therefore, the entire offering may be purchased by a limited number of investors.

     The Company will send each investor a written statement of final capitalization promptly following the completion of the offering.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

     The names, ages and positions of the Company's Directors and executive officers as of December 31, 1999, are listed below:

Name                 Age      Position with the Company       First Elected
William T. Jacobson   53  President, C.E.O, Director                   1993
Jack Harvey           77  Vice President, Director                     1970
Kurt Hoffman          33  Secretary, Treasurer, and Director           1997
Thomas E. Groce       78  Director                                     1970
Lovon Fausett         62  Director                                     1974

Some of the individuals above serve on other Boards of Directors. No person listed serves on the Board of a listed or publicly held company other than Atlas or its subsidiaries.

WILLIAM  T.  JACOBSON  has  been  President of Atlas Mining Company since August
1997. From 1994 to 1997, he served as Secretary of Atlas and Treasurer of Fausett International, Inc. Mr. Jacobson also serves on the Board of Directors of Trend Mining Company. He has an eleven-year career in the mining industry and spent fifteen years in the banking industry. He holds a business degree from the University of Idaho.

JOHN "JACK" HARVEY has been Vice President of Atlas for 15 years. He received his mining engineering degree from Montana Tech, and is retired after a 41-year career with Anaconda and Arco.

THOMAS E. GROCE received a metallurgical engineering degree from Montana Tech and is retired after a 30- year career at Kaiser Aluminum. Mr. Groce held the position of Secretary and Treasurer for 16 years.

LOVON FAUSETT has served as a past President of Atlas and is the one hundred percent (100%) owner of Fausett International, Inc. Mr. Fausett also is a Director of Hagby USA, a diamond drill manufacturer.

KURT HOFFMAN is the Secretary and Treasurer of Atlas Mining Company. Mr. Hoffman has been the Company's Secretary and Treasurer, since 1997. Mr. Hoffman currently is the president of Trend Mining Company. Mr. Hoffman owns and has operated Hoffman Mining and Land Services for the past five years. Trend Mining Company and Hoffman Mining and Land Services are not competitors of Atlas.

                SECURITY OWNERSHIPS OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following table sets forth information concerning the beneficial ownership as of December 31, 1999, of the Company's shares by (i) each current Director and each nominee for Director (ii) each officer of the Company, (iii) all persons known by the Company to beneficially own more than 5% of the outstanding shares of the Company's shares, and (iv) all officers and Directors of the Company as a group.

NAME  AND  ADDRESS  OF                             BENEFICIALLY  OWNED
                                                   -------------------
BENEFICIAL OWNER(1)             NUMBER OF SHARES   PERCENT OF TOTAL(2)
------------------------------  -----------------  -------------------
Cede & Co.(3)                          1,005,688                 18.9%
Fausett International, Inc.(4)           500,000                  9.3%
William T. Jacobson(5)                   383,688                  7.2%
John F. Harvey(6)                         60,767                  1.1%
Thomas E. Groce(7)                       126,340                  2.4%
Lovon Fausett(8)                          39,610                  .74%
All officers and directors             610,405(9)                11.5%
as a group

*  less  than  one  percent
---------------------------
(1) The Company believes that all persons named in the table, or their family members, have sole voting and investment power for all shares owned by them.
(2) As of the date of this prospectus, the Company has granted no options, warrants or rights to acquire shares.
(3) The address for Cede & Co. is P.O. Box 20, Bowling Green Station, New York, New York 10274.
(4) The address for Fausett International, Inc. is Attn: Robert Seitz, P.O. Box 968, Osburn, Idaho 83849-0968. Fausett International, Inc. is one hundred percent (100%) owned by Lovon Fausett, a member of the Board of Directors.
(5) Mr. Jacobson's address is Box 631, Mullan, Idaho 83846. Mr. Jacobson holds 283,688 shares individually, 50,000 shares with Mary Ann Jacobson, and 50,000 shares with Mary Ann Jacobson as joint tenants. Mr. Jacobson is on the Board of Directors.
(6) Mr. Harvey's address is Bayview Rt, Box 31, 895 Bayview Dr., Poulson, Montana 59860. Mr. Harvey holds 9,767 shares individually, 1,000 shares with Ruth C. Harvey as joint tenants with right of survivorship, and 50,000 shares as trustee of the John F. Harvey Trust. Mr. Harvey is on the Board of Directors.
(7) Mr. Groce's address is E. 10413 Desmet, Spokane, Washington 99206. Mr. Groce holds 14,120 shares individually and 112,220 shares with Maryrose Groce.
(8) Mr. Fausett's address is P.O. Box 968, Osburn, Idaho 83849-0968. Mr. Fausett holds 17,003 individually and 22,607 with Nona Fausett as joint tenants. Mr. Fausett owns one hundred percent (100%) of Fausett International, Inc.
(9) This number does not include the 500,000 shares held by Fausett International, Inc., owned 100% by Lovon Fausett, a director of Atlas.

     Management is unaware of any voting trust or agreement among any of the shareholders.

                            DESCRIPTION OF SECURITIES

     In this Offering, the Company will offer 7,500,000 shares of common stock for sale to the public. These shares have no par value. Dividend and voting rights are detailed below.

     On November 19, 1998, the Company amended their Articles of Incorporation. Under the amended Articles, the Company changed the authorized capital stock from $0.10 par to no par. Also the number of shares authorized increased from 6,000,000 to 60,000,000. Further amendments included the authorization of 10,000,000 shares of $1.00 par value noncumulative, nonvoting, nonconvertible preferred stock.

     The authorized capital stock of the Company at the closing of this offering consists of 60,000,000 shares of common stock, no par value per share. At September 30, 1999, a total of 5,324,981 shares of common stock are issued and outstanding and held by 1,735 shareholders. Of the shares outstanding, 324,852 are treasury stock. None are being registered by principal shareholders for sale under this prospectus.

     The shareholders ratified a stock option plan and an incentive plan in November 1998. Both plans authorize the Board of Directors to form a Stock Option Committee. The Committee has full authority to administer the provisions of each plan.

     The plans dictate that the combined total maximum option shares for the existing and all future option plans of the Company shall not exceed 10% of the then issued and outstanding shares of the Company's stock. The plans provide that the aggregate number of option shares assignable to one person shall not exceed 5% of the then issued and outstanding shares of the Company's stock. The shares of common stock to be issued upon the exercise of the plans may be: (1) authorized but unissued shares, (2) shares issued and reacquired by the Company or (3) shares bought on the market for the purposes of the plan. In the event any option plan shall terminate, expire or be surrendered without having been exercised in full, the shares subject to such plan but not purchased thereunder shall again be available for future options.

     On April 16, 1999, the Stock Option Committee authorized the issue of options to directors and employees on 500,000 shares of common stock. Of these 500,000 shares, the Committee designated 375,000 shares to directors and 125,000 to employees.

     Each director will receive 75,000 shares of stock options. Presently, there are no grants of any of the authorized stock options. The Committee will set the price of the stock option shares at the time of the grant. The length of the options to be granted is three years. The option stock will carry a mandatory holding period of two years before exercisable.

     The Board of Directors has the authority to declare dividends. Shareholders are entitled to one vote for each share on all matters submitted to a shareholder vote. Most shareholder votes, except for the election of Directors and other routine matters, require the affirmative vote of 51% of the shares present in person or by proxy at a meeting of the shareholders. Shareholders have no rights to a cumulative voting for the election of Directors. Each share participates equally in assets available for distribution upon liquidation or dissolution. The holders of common stock have no preemptive or preference rights. Shares of common stock are not subject to any redemption provisions or convertible rights into any other securities of the Company. All of the outstanding shares are fully paid and non-assessable. The shares to be offered in this offering will also be fully paid and non-assessable when they are issued and paid for.

     The foregoing description concerning the common stock of the Company does not purport to be complete. Reference is made to the Company's Articles of Incorporation and Bylaws as well as to the applicable statutes of the State of Idaho for a more complete description concerning the rights and liabilities of shareholders.

     The Company intends to furnish shareholders annual reports containing audited financial statements of the Company. The Company also intends to distribute quarterly reports containing unaudited financial information.

     After the offering, if fully subscribed, there will be 12,824,981 shares of common stock outstanding. The Company retains the right to later issue 47,175,019 shares of common stock.

     Subsequent to the completion of the offering, current stockholders of the Company will own approximately 40% of the outstanding common stock.

STOCK  TRANSFER  AGENT

     The Transfer Agent and Registrar for the shares of common stock is Idaho Stock Transfer Company, 421 Couer d'Alene Ave., Couer d'Alene, Idaho 83814.

                      INTEREST OF NAMED EXPERT AND COUNSEL

     No expert or counsel will be receiving compensation in excess of $50,000 in connection with this offering.

      DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
                                   LIABILITIES

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Fausett International, Inc., sold operating equipment and mining supplies to the Company, in 1997, for a purchase price totaling $1,416,094. The purchase price was paid in cash, capital stock (875,000 shares of common stock valued at $350,000), and a note payable for the remainder. Subsequent to this transaction, William Jacobson, Chief Executive Officer of the Company, received 265,000 shares of Atlas stock from Fausett International, Inc., for payment of past services.

     Atlas has entered into a contract for consulting service with Lovon Fausett. Mr. Fausett will provide consulting services for three (3) years and will receive a consulting fee of $1,500 per month. Consulting fees recognized under this agreement during 1998 and 1997 were $18,000 and $4,500, respectively. Mr. Fausett will also receive $18,000 under this agreement in 1999. The agreement terminates in October 2000.

     The Company leases office space on a month-to-month basis from Fausett International, Inc. Rental payments under this lease are $1,100 per month. Total rental expense recognized under this lease during 1998 and 1997 was $13,200 and $3,200, respectively.


                             DESCRIPTION OF BUSINESS

     This Registration Statement contains certain forward-looking statements, which involve risks and uncertainties. The actual results of the Company could differ materially from those anticipated in these forward-looking statements as a result of factors including those set forth in "Risk Factors" and elsewhere in this Registration Statement.

                                 ATLAS:  MINING

     Atlas was originally incorporated on March 4, 1924, in Idaho, and is also authorized to operate as a foreign corporation in the states of Montana and Washington. Since 1924, Atlas has mined the various mineral resources in Idaho, Montana and Washington. Over the years, it has developed as a natural resource company engaged in the acquisition, exploration, and development of its resource properties in the state of Idaho and, recently, Mexico. The Company is an exploration stage company. There is no assurance that a commercially viable mineral deposit, "a reserve," exists in any of Atlas' mining properties. Therefore, determination of the existence of a reserve will depend on appropriate and sufficient exploration work and the evaluation of legal and economic factors.

     From 1980 to 1997, the mining activities of the Company ceased, largely due to a downturn in the market price and the high costs of development and production. The Company continued to hold its mining properties and wait for a better market economy. In 1997, Bill Jacobson, then a member of the Board, became CEO.

     Management is contemplating the revitalization of several mineral mines previously developed and to develop the resources of newly acquired silver mines. Management hopes in the future to acquire additional mining properties.

     Atlas has two employees. In addition, the Company utilized the services of various individuals on a consulting basis. None of the Company's employees are covered by a collective bargaining agreement, the Company has never experienced a work stoppage, and the Company considers its labor relations to be excellent.

DEMAND  FOR  SILVER

     Based upon reports made by the Silver Institute, Management believes that silver has the most potential for increased value in the future. Economists expect that the greatest demand, and the greatest price, in the next decade will be for base metals. Silver brokers are expected to purchase more silver as third world countries modernize and the demand for plumbing and electricity becomes more widespread. It is expected that silver will be the first to see an increase in price.

     According to a report of "CPM Group's Silver Survey for 1999," the world silver supply in 1998 was estimated at 630 million ounces. The world demand for this same period was 822 million ounces, or a 192 million ounce shortfall. Their projections for 1999 show another shortfall of 177 million ounces. This indicates the continued trend in demand over supply, which may result in increased silver prices. This is good news for primary silver producers and silver exploration companies like Atlas. Management hopes that it can take advantage of this potential for silver through its mines in Idaho and the mines it has options on in Mexico.

ZACATECAS,  MEXICO  PROPERTY

     SAN  ACACIO  MINE

     In the second quarter of 1999, Atlas acquired all of the outstanding capital stock of Olympic Silver Resources, Inc., a Nevada corporation. Through the acquisition, Atlas acquired control of the mining assets held by Minera Argentum, S.A. de C.V., a Mexican subsidiary of Olympic and resulted in the opportunity to exercise an option to purchase the San Acacio mine. The Company exercised its option through the payment of $100,000 with an additional option payment of $100,000 due July 2000. In July 2001, Atlas must decide whether or not to purchase the property for $3,200,000, of which $500,000 may be paid in shares of common stock.

     The San Acacio Mine is located approximately five kilometers north of the city of Zacatecas, in central Mexico. According to the pre-feasibility study developed by the Company, it is a historic mining area with good infrastructure and a trained labor pool. The Company currently plans to complete feasibility studies on the San Acacio Mine. If the studies are favorable, as Management expects, then the Company will begin developing and actively mining the San Acacio Mine.

     GOVERNMENTAL  APPROVAL

     The Company has not applied for the necessary governmental approvals for development of its properties in Mexico. However, Management intends to apply for all necessary government approvals as funds are supplied through this offering. If additional approvals are necessary for future developments, the Company intends to provide all the necessary information to regulatory authorities. The Company may have to adjust its development plans in order to obtain any requisite approvals. In the event the Company is not able to obtain the necessary approvals, the Company's development plans and operations could be negatively impacted.

     No environmental obstacles have been noted for the mining of the San Acacio mines. The project is in a 451-year-old mining camp, and most areas have been contaminated to some degree with mine dumps, tailings piles and other mining pollutants and equipment. Meetings with Manuel de Jesus Macias Patino of the SEMARNAP (Mexican government division) office in Zacatecas, and meetings with CONAGUA (Mexican government division) officials have been very productive. The Company has been assured that it will only be required to produce a baseline study. Within one month of providing the baseline study, according to SEMARNAP officials in Zacatecas, the Company should receive its construction and operating permits. The present Governor of the State, Ricardo Monreal, has also pledged his personal support in helping to get the project on line as quickly as possible.

     The Company has not made a comprehensive evaluation of San Acacio's existing permits to determine if the existing operation is in full compliance. The biggest obstacle will be obtaining an explosives permit. Jose Casta eda, the regional director of Explosivos de Norteamerica in Zacatecas, a federal agency, has offered his support in obtaining an explosives permit, if necessary.

     The Company anticipates budgeting three months for the baseline study, plus two months for permitting.

     For safety purposes, Atlas has a policy of storing explosives only when the Company is conducting blasting activities. To the extent that explosives are used, the activity is regulated by the ATF.

     In 1997, the Company adopted a policy that limited the Company to exploring only those properties that are both economically and environmentally sound. It is an objective of Management to use environmentally sound mining techniques.

     In Mexico, an environmental permit is issued by the government after first completing a base line study of the existing property to find out the existing metal content of the property to be mined. Once a base line is established, the permit is issued and the Company must furnish an operating plan and impact statement disclosing the future effects of the property to be disturbed.

     COMPETITION

     The main silver mining companies in North America include Pan American, Sunshine Mining Company, Hecla Mining Company and Apex Silver. Each of these corporations is much larger than Atlas and, in most cases, have significantly greater resources. However, the Company is in a unique position due to its machinery, manpower and know-how. Most companies of Atlas' size do not enjoy the large amount of silver resources Management believes it has available to mine.

IDAHO  PROPERTIES

     Management hopes to revitalize each of the Idaho mining properties at some time in the future. The Company, however, does not intend to actively mine its own properties in Idaho until doing so is financially feasible. Expansion of current mining of the Idaho properties is therefore not anticipated in the near future.


                              ATLAS:  AFC DIVISION

     On August 10, 1997, the Company's Board met and approved a plan to revitalize the Company for the purpose of increasing shareholder value. The first step in this process was to form a contract mining service. To accomplish this, on September 1, 1997 the Company purchased $1.4 million in underground mining equipment from Fausett International, Inc., ("Fausett"), a privately held mining contracting firm with over 30 years experience in the mining services business. The Company also hired Lovon Fausett as a consultant. Lovon Fausett, already on the Board of Atlas, has extensive knowledge and expertise in all aspects of underground mining.

     The Company operates its contract mining services under the trade name of Atlas Fausett Contracting ("AFC") and currently has three employees.

     AFC began contracting work on August 15, 1997. AFC performs site evaluation, feasibility studies, trouble-shooting and consultation prior to the undertaking of exploration, core sampling and mine development. AFC also performs other pre-development services. AFC's projects include the following:


     all types of underground mine development, rehabilitation and specialized civil construction.
     construction  of  shafts,
     blast  hole  drilling,
     construction of tunnels (track and trackless), specialized blasting, ramp construction, controlled and slice production blasting, raise construction (conventional and alimak), long hole sampling, rehabilitation of mine closures, and mine restoration and development

     Services are contracted for either individually or as joint ventures. AFC tailors its services to the requirements of a particular project or the specific needs of an individual client. AFC is also capable of handling a small amount of work under contract from government agencies but has none at the present time.

     AFC personnel, through Atlas Fausett Contracting or Fausett Mine Services, have worked on projects in Idaho, Montana, Oregon, Washington, Nevada, Colorado, Arizona, New Mexico, and British Columbia. AFC has the required licenses to work in most of the western United States. AFC operates under a permit from the Mine Safety and Health Administration and also possesses a permit from the Bureau of Alcohol, Tobacco and Firearms to handle explosives.

     AFC personnel have been responsible for the completion of several underground mining projects since 1997. They have completed the Caladay Project near Wallace, Idaho, consisting of a 5100-foot, three compartment shaft, stations, skip pockets, drifting and extensive core drilling. Another completed project is the Ropes Project near Ishpeming, Michigan. AFC is also the main contractor at the Mayflower Mine, a Brimstone Gold Corp. project, outside of Whitehall, Montana.

     Besides normal underground mining activities, AFC pursues projects in civil construction which require its expertise in ground stabilization. AFC also works with government agencies and other mining companies to help with industry efforts to alleviate potential hazards from abandoned mines.

     Since AFC mainly concentrates on underground mining activities where there is very little surface disturbance, which is the main environmental problem faced by mining companies whose activities are centered on surface mining. Atlas' policy of engaging in underground mining activities therefore shelters it from exposure to some of the environmental risk experienced by mining companies in general.

     AFC is a source of operating revenue for Atlas. It is also visible in the mining community. Management intends to demonstrate to the financial community that it has the knowledge and ability to carry out profitable mining operations. Most companies of Atlas' size often appear years away from being able to generate cash flow and begin production. In addition, most of these companies lack the operational mining expertise of AFC. As a result, positioning the Company both financially and in technical expertise, Management intends to increase the revenues available from contracting services, and command a larger portion of the market.

     COMPETITION

     AFC must also compete with other smaller companies that provide contract services related to underground mining. However, AFC has had experience in a number of different mining techniques. AFC has provided tunnel construction expertise for hydroelectric work. AFC has also acquired and completed mine closure projects under the jurisdiction of the Forest Service and State and Federal Environmental Agencies.

     A review of Dun and Bradstreet industry reports indicates the main competitors of AFC in the contract mining business are American Mine Services, Inc., Dynatec Mining Corporation, J.S. Redpath and Small Mine Development. Except for Small Mine Development, each of these companies is larger than Atlas. These larger companies have the depth to take on larger projects that require large capital investments.

     Of the underground contracts entered on a yearly basis in the western United States, it is estimated that the total dollar amount averages between $100 and $125 million. The dollar size of these projects range from smaller, less than $5 million, to larger, up to $60 million. The larger contractors normally get the larger projects due to their financial ability to fund major projects. In a normal year, the larger projects account for approximately 80% to 90% of the total dollars contracted. This leaves the remaining projects for Small Mine Development, AFC and a few others.

     AFC has the ability to compete on larger projects because of its expertise. However, to do so, Atlas must be willing to devote the necessary capital, bonding, and other resources to the larger projects. These resources might be better used in the development of Atlas' own properties.

     The goal of Atlas Management at this time is to show continued growth and profitability in AFC. This is necessary to support the total corporate organization of Atlas. Management also intends to use the talents and resources of AFC for Atlas' own mining projects when AFC is not committed to an outside contract.

          AFC has worked for companies such as ASARCO, Echo Bay Minerals, Hecla Mining Company and Sunshine Mining Company, among others.

                                 ATLAS:  TIMBER

     The Company's properties also possess significant timber resources. Atlas contracts independent logging companies to harvest its timber. After harvesting, the timber is sold for Atlas' account. The Company intends to further explore expansion into the timber industry and better cultivate the timber properties it currently owns. Unlike the mining industry, timber is a renewable resource. Long after the metals have been extracted, a managed property can still produce timber. It is Management's intent to acquire a sufficient number of properties in north Idaho suitable for continuous production of marketable timber. This should produce a continuous source of revenue for the Company.

     In the past two fiscal years, Atlas has spent approximately $50,000 on timber acquisition and development activities. The Company has financed these activities itself. In addition, the Company has paid and will pay in the future reclamation bonds on road access and stumpage fees which are withheld until the slash is piled and burned.

     One of the Company's goals is to be able to maintain a timber harvest program generating approximately $100,000 in annual revenue. The mountains of North Idaho host an abundant amount of evergreen forest, predominantly pines, fir, larch and cedar. The property held by Atlas is mostly mountainous, varying from steep to gentle slopes. The snow and rainfall in the region promotes good growth allowing most species of trees to mature in 20 to 30 years.

     Management feels that by acquiring additional timberland in north Idaho that it will be able to selectively harvest mature trees on a continual basis and allow time for growth in areas already harvested. Management believes that a ten to twelve year cycle is necessary between timber harvests on selected parcels. For instance, while harvesting timber on a selected parcel, the mature trees (age 20+ years) are cut. The new and mid growth trees (age one to fifteen years) are left. By cutting the older trees more room is made for the younger trees to grow, thus promoting faster growth in that age group. In all areas harvested, a few healthy mature trees are left to reseed and help perpetuate the forest. Management estimates that a properly managed 100-acre parcel can produce between $100,000 and $150,000 every ten years. The result, however, can be affected by the typography of the terrain and lumber prices.

     The Company works with the US Forest Service, and the Idaho Department of Lands to insure that the Company is following guidelines set down for harvesting practices, road building and reforestation.

REPORTS  TO  SHAREHOLDERS

     Atlas will become a reporting company by registering this Offering. Historically, however, the Company has not delivered annual reports to security holders.

     The public may read and copy any materials the Company files with the Securities and Exchange Commission ("SEC") at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

     The  Company  also  maintains  a  Web  site  at http://www.atlasmining.com.


            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

     The Company has not had significant revenues from its mining operations since the 1980s. Only since 1997 has the Company seen revenues from the operations of AFC. Consequently, much of the following information centers upon the Company's plan of operation.

     Given a fully subscribed offering, the Company should be able to satisfy its cash requirements for the next twelve months and pursue its plans for expansion. However, the Company may occasionally borrow money in order to finance a specific project or to fund ongoing operations. Further, the Company may determine that the objectives described in "Use of Proceeds" should be met using third party financing regardless of the amount raised in the offering. In this event, the Company may set aside a portion of the funds raised in the offering to create a "war chest." This might make the Company more attractive to one of the lenders who specializes in financing mining activities.

     If the Company should obtain third party financing it may be able to pursue the objectives described in this Prospectus without raising the full amount, or issuing the entire number of shares offered. The Company has identified $3,000,000 to $4,000,000 as a significant range. If funds raised by this offering reach this range, Management believes that financing all or part of the remaining amounts needed may be advantageous to the Company. The Company's financial advisers have suggested that using financing at this stage may accomplish the Company's goals, without issuing the full number of shares offered. This may create greater value per share than would be realized by issuing the entire number of shares offered.

     If funds greater than those identified in the "range" are raised, the Company may choose to set aside a portion of the proceeds and use lender financing to complete the objectives described in "Use of Proceeds." The amount in excess of the range may be used to position the Company to acquire other properties, primarily in Mexico. In addition, the Company may pursue feasibility studies on recently acquired properties in Idaho.

     Three or four major lenders in the United States and Canada specialize in financing the mining industry. The Company has received an indication from one such lender that the lender would like to discuss financing the Company.
Management  intends  to  pursue  this  positive  indication.

     No further stock offerings are planned within the next twelve months. The Company may consider another offering, however, if the full number of shares is not issued as a result of this offering. If the Company is successful in combining debt and equity financing, the Company's stock may become more robust in the market. Should this occur, Management may decide to pursue raising sufficient funds to pursue further acquisitions beyond the objectives described in this prospectus.

PROPERTY  EXPLORATION  AND  DEVELOPMENT

     The Company is currently considered an exploration stage company. Management realizes that additional expertise will be needed to provide the proper steps to move from the exploration stage to development and production stages. This will include additional exploration and engineering expenditures. The feasibility study to be conducted on the San Acacio Mine will include environmental baseline studies, site surveys, and permitting requirements. The engineering portion of the feasibility study will include some mine planning, processing plant plans, water needs and waste disposal plans. Once these items have been addressed, then Management can make the decision to move into the development process. Any one problem in any of these items mentioned could cause a delay or possibly prevent the further development of the San Acacio Mine.

     Mine planning and development will include the sampling and assaying of existing underground workings and the opening of new areas. The existing underground structure of the San Acacio Mine is in good condition, however some areas will need rehabilitation and enlargement to handle modern equipment. Part of the mine planning will require exploration drilling to delineate veins. Since the company has looked at less than 10% of the total vein structure, continued exploration will be a part of the Company's ongoing process. Management also believes that other veins exist on the property that have not been explored.

     If the San Acacio feasibility study does not show reserves, which are economically and legally extractable, the Company will search for other mining locations. Amounts listed in the "Use of Proceeds" section may change if a feasibility study on a different location must be performed.

     The Company has not mined at the Atlas mine, located in Mullan, Idaho, for over 20 years. The Sierra mine has not been mined for over 40 years and the Aulbach claims have not been mined for over 60 years. More exploration is needed by the Company in the Atlas mine, the Sierra mine and the Aulbach mine. At this time, Management would prefer to conduct a feasibility study and, if economically sound, begin mining the San Acacio mine. Atlas may possibly use revenues generated by the San Acacio Mine to fund feasibility studies on its Idaho properties.

EQUIPMENT  PURCHASES

     The Company plans on purchasing the following equipment, if the feasibility study on the San Acacio Mine is favorable: 1) Six 2yd Loaders at approximately $450,000; 2) Six 16 ton Trucks for approximately $480,000; 3) Compressors with an estimate value of $75,000; 4) Production Drills with an estimated value of $660,000; 5) Miscellaneous equipment budgeted at approximately $300,000 and 6) Track equipment in the approximate amount of $160,000. Management believes this is an accurate estimate of the amount of equipment needed, but you should consider it solely as a guide. The cost of the equipment described is included in "Use of Proceeds - San Acacio Level I Development (Refugio)" and "Use of Proceeds - San Acacio Level II Development (Purisma)."

PERSONNEL  REQUIREMENTS

     If the Company is successful in its attempt to raise capital to complete a feasibility study of the San Acacio Mine and that study shows reserves, Atlas it will need to hire additional personnel. In the alternative, Management intends to subcontract the production work to a separate entity, or enter into a joint venture with another entity which is able to perform the production work. The method the Company uses to move its properties into the production stage will depend upon the ability of the Company to finance operations. The Company intends to consider the need for hiring additional personnel in its determination of how it can best move its properties into production.

     The mining industry in the United States, and in Mexico, is limited to a fairly small group of professionals. As a result, these professionals interact with each other frequently. Currently, Company employs few people, but it has access to substantial talent available in the industry. This talent should be available when the Company begins production in both the Idaho, and Mexican, mines. Management may hire personnel, to contract for their services or to enter into a joint venture with other companies.

     In addition, it is customary in Mexico to hire mining professionals for short-term employment only. Management expects to utilize local professionals in Mexico, especially in the first stages of production. Thus, personnel may be hired short term. To the extent that Mexican personnel are unavailable, Management will consider sending U.S. professionals to Mexico to the San Acacio mine. This practice will be subject to NAFTA and other regulations. This would probably be more expensive. Management expects to hire approximately 132 people to mine the San Acacio property. Management has only estimated its labor costs. No one knows at this time what those costs will be.

RESULTS  OF  OPERATIONS

     The Company's financial performance depends on many external factors. World prices and markets for metals and minerals are cyclical and difficult to predict. They are volatile, subject to government fixing, pegging and/or controls. Further, they respond to changes in domestic and international political, social and economic environments. Additionally, the availability and costs of funds for production and other costs are increasingly difficult to project.

     The Company remained relatively stagnant before 1997. During 1997 and 1999, the Company made several acquisitions requiring the use of cash and cash equivalents on hand. Nevertheless, the Company's total assets remained stable over this period. Management anticipates increased revenues as these acquired assets become productive.

     Management's discussion and analysis includes a review of some of 1996 balances, to highlight the changes the Company has experienced in operations. For example, current assets increased to $592,025 at December 31, 1998, and $592,719 at December 31, 1997, from $181,825 as of December 31, 1996. Although Cash positions changed from $136,182 as of December 31, 1996, to $32,235 as of December 31, 1997, and $47,618 as of December 31, 1998, investments in other current assets increased by $410,893 from December31, 1996 to December 31, 1997, and $410,199 from December 31, 1996 to December 31, 1998. The results of these changes were the direct result of the acquisition of Fausett Mine Services , and the increase in receivables and prepaids due to the operations of AFC. In 1998, current assets changed little from $592,719 as of December 31, 1997, to $592,025 as of December 31, 1998. As of September 30, 1999 current assets are $371,394 a reduction from year-end 1997 and 1998, mainly due to the lack of accounts receivable in the contracting business.

     In 1998, the Company acquired Sierra Silver Lead Mining Company ("Sierra Silver") for an allocated value of $276,157. In the first quarter of 1999, the Company purchased approximately 100 acres of timber on 5-patented mining claims. The transaction was for 100,000 shares of Atlas stock, with a value of $35,455. Also in 1999, the Company acquired the stock of Olympic Silver, a Nevada corporation, for Atlas Common Stock. This transactions involved the issuance of 741,816 shares of Atlas Common Stock. In the third quarter, 1999, the company purchasedan additional 281,800 shares (20%) of Park Copper and Gold Mining Company ("Park") for $37,410. This purchase increased Atlas' holdings in Park to 726,776 shares (53%). Park holds 6 patented and 2 unpatented claims (approximately 160 acres) near the Atlas mine. The total investment was valued by management at $72,530. With these transactions the Company incurred additional acquisition and organizational expenses that reduced cash and cash equivalents of $47,618 as of December 31, 1998, to $28,029 as of September 30, 1999. Management anticipates continued growth for the Company. Total assets at December 31, 1997, are $1,828,375; December 31, 1998, $1,951,386, and September
30,1999,  $1,886,852.   Management  anticipates  continued  growth  in  assets.

     Liabilities have remained fairly constant, with current liabilities at December 31, 1997, at $236,118 and December 31, 1998, at $221,147. However, at
September 30, 1999, current liabilities are $546,716 and at September 30, 1998, $273,603. The greater amount indicated at September 30, 1999, reflects a $201,000 working capital line of credit discussed elsewhere in this Prospectus and an increase in accounts payable. Management intends to pay the line of credit from proceeds of timber sales. This should reduce the amount of current liabilities.

     Revenues are expected to increase, but current losses include the expenses of the acquisitions and the lack of revenues from mining contracting. Revenues for the year ended December 31, 1997, were $793,852 and for the year
ended  December  31,  1998,  $1,748,371.   The  main  difference  was  the  AFC
contracting revenue began in September 1997, however in 1998 the contracting revenue was for a full year. Revenues year to date as of September 30, 1999 were $119,848, compared to year to date September 30, 1998 of $1,408,236. Again, this is the result of contracting revenues, however in 1999 the company experienced a downturn in mining activities in the AFC market, whereas in 1998, the company was able to work on a steadier basis.

     Expenses for the year end December 31, 1997, were $611,465, and for the year ended December 31, 1998, $1,814,571. The difference is the 1997 figure reflects three months of contracting costs with AFC, whereas 1998 is a full year. The company also increased its General and Administrative expenses by $256,007 from 1997 to 1998. For the nine month period as of September 30, 1999, expenses totaled $730,836, and as of September 30, 1998 $1,474,699. Contracting costs in 1999 will lower than those incurred in 1998. Revenues, however, were also lower. This revenue, was not enough to cover fixed costs as of September 30, 1999. General and administrative costs increased as of September 30, 1999, by $264,085 over the same period in 1998, due to additional costs related to acquisitions.

     Net income at December 31, 1997, is $162,461 and at December 31, 1998, is $(135,963). At September 30, 1999, however, net income is ($652,952), and at September 30, 1998, ($119,636). The September 30 figures are unaudited.

     Shareholders' equity has diminished due to the acquisitions and revitalization of the Company. Shareholders' equity is $307,352 at December 31, 1996 (unaudited); increased to $841,200 at December 31, 1997, then to $846,924 at December 31, 1998. Shareholders' equity has reduced to $377,162 as of September 30, 1999, as compared to $888,950 as of September 30, 1998. The decrease in shareholders' equity as of September 30, 1999, is the result of losses incurred in the first three quarters of 1999. Once the Company is operating with a steady revenue base from mining, logging and contracting, Management believes that this trend will be reversed.

     The Company has certain external sources of liquidity to compensate for recent operating losses. They are sales of investment securities, timber and properties. Although Management has no desire to liquidate all of these assets, they are available if liquidation becomes necessary.

OVERALL  BUSINESS  GOALS

     Overall, the Company's business plan is to accomplish a number of objectives to enhance shareholder value. The are to:

*     Become  a  fully  reporting  company  by  registering  this  Offering.

* Increase market capitalization and asset base to meet NASDAQ (or other exchange) small cap listing requirements. Management will attempt to accomplish this through acquisition of other mining companies and properties with good economic value which are environmentally clean.

* Reach gross annual contracting sales of $2.5 million, and annual timber sales of $100,000.

* Establish a minimum 40 million ounce reserve potential through exploration and acquisition of additional properties.

                             DESCRIPTION OF PROPERTY

     The Company has assets of real property, mining equipment and mineral leases and options. These assets are approximately valued at $1,255,734, in the 1998 year-end audited financial statements. The following section describes the Company's right, title, or claim to its properties and each property's location. This section also states the Company's present plans for exploration and development of the properties, a description of the reserves data and an inventory of equipment and natural resources located on each property.

SHOSHONE  COUNTY,  IDAHO
------------------------

MINING

     The Company owns approximately 800 acres of fee simple property and patented mining claims and 260 acres of mineral rights and unpatented claims. These are located in the Coeur d' Alene mining district in Shoshone County, Idaho, commonly referred to as the Silver Valley of North Idaho. The Silver Valley is the largest silver producing area of the United States. Atlas was originally incorporated to pursue mining activities on the Atlas mine property near Mullan, Idaho. This property has some past production of silver, lead, zinc and copper. However, the ore reserves of this property cannot be determined without extensive exploration.

     The Company may fund the exploration and development of the Coeur d' Alene mines if the Company has surplus money from this Offering after the stated Company objectives are achieved. If all the shares of stock are sold, the Company plans to develop the San Acacio mine in Zacatecas, Mexico. Upon the completion of that project, if the Company produces revenue from the San Acacio Mine, it may use the revenues to further develop the Shoshone County mines. Alternatively, if the Company produces revenue from the San Acacio Mine, it may use those revenues to acquire new properties wholly unrelated to its Coeur d' Alene mines. See, "Use of Proceeds."

     The Coeur d' Alene mining district is divided into five separate tracts. These sections are named for the mines located in that specific section. The section location and estimated square miles are as follows:

SECTION OF THE COEUR D' ALENE MINING DISTRICT  ESTIMATED ACRES

Atlas                                          540 acres fee simple and patented, 180 unpatented
Sierra Trapper Creek                           80 acres patented
Aulbach, Section 6 & 7                         100 acres patented
Sierra Silver, Woodland Park and 9 Mile        60 acres patented, 80 acres mineral rights
Sierra Hardscrabble                            20 acres patented

     The largest section is the Atlas Mine. The underground Atlas Mine, idle since the early 1980's due to exploration budget restraints, is located directly adjacent and south of the Lucky Friday Mine, owned and operated by Hecla. The Lucky Friday Mine currently produces over five million ounces of silver annually. The property is accessible by interstate freeway and a county maintained road. Geologically, the property lies just south of the Osburn Fault in the Wallace and St. Regis formations. The Mine has over 7,000 feet of tunnels with a rail system and a 2,000 foot internal shaft which can be accessed for future exploration.

TIMBER

     Management estimates that the aforementioned properties contain approximately 2.5 million board feet of harvestable timber. Atlas contracts independent loggers to harvest the timber and deliver it to the mill. The current return to Atlas is $150 per thousand board feet. The Company implements reforestation techniques to replenish its timber supply.

     The Company acquired its Sierra section property through the purchase of Sierra Silver Lead Mining Company. Through this purchase the Company acquired approximately 329 acres of mineral rights which includes approximately 250 acres of surface and timber. Although there was a small amount of zinc mined on the Sierra Silver property, there has been no mining activity for over forty years.

     The majority of the Sierra property lies south of the Osburn Fault in the Wallace formation, and has no reserves. The property does have approximately 500,000 board feet of timber, which management values at approximately $75,000, which is included in the total timber value estimate in the paragraph above.

     The Company acquired its Aulbach claims in March 1999 from Trail Gulch Gold Mining Company. Through this purchase the Company acquired approximately 100 acres of mineral rights which includes approximately surface rights and timber. Management estimates that 500,000 board feet of timber are on the property with an approximate value at $75,000.

PRINCIPAL  OFFICE

     Atlas  Mining  Company  rents  property  and  office  space  from  Fausett
International, Inc., in Osburn, Shoshone County, Idaho. The address of the property is 1221 W. Yellowstone Avenue, Osburn, Idaho 83849. The property includes approximately 3.5 acres of ground for equipment storage, two shops and two storage buildings and an office building. The office building is 1600 square foot. The rent is $1,100 per month paid to Fausett, with no cancellation penalty. Fausett is wholly owned by Lovon Fausett, a director and shareholder of the Company.

SAN  ACACIO  MINE,  ZACATECAS,  MEXICO
--------------------------------------

     Management intends to use the majority of the funds of this Offering to fund the development of the San Acacio Mine, near Zacatecas, Mexico. The Company controls mining assets held under its Mexican subsidiary Minera Argentum, S.A. de C.V. ("Minera"). Minera controls silver properties in the Zacatecas District of Mexico.

LOCATION

     The state of Zacatecas is located approximately 600 miles north of Mexico City. The San Acacio Mine is approximately 5 miles north of the city of Zacatecas, the capital city of Zacatecas. The mine is located in the Veta Grande sub-district of the famous Zacatecas silver camp. Zacatecas has a population of about 150,000 people and is served by railroad, an international airport and paved highways.

     The city lies within the Mesa Central province, a high plateau interrupted by clusters of hills and mountain ranges lying between the two Sierra Madre mountain belts in Mexico. Atlas' Zacatecas property is 1179.13 hectares, approximately 2900 acres. The highest ridge is approximately 2900 meters above sea level, while the area of the project is between the 2500 and 2600 meter elevations. The deepest access to the mine, the Purisima adit, is approximately 2380 meters above sea level. The property is accessible by paved road and has secondary roads into the property.

OWNERSHIP  OF  THE  PROPERTY

     The San Acacio Mine and the Zacatecas district have a production history dating back to the early Spanish Colonial era. The San Acacio property is under an exploration agreement with an option to purchase to Minera Argentum, S.A. de C.V., a subsidiary of Atlas Mining Company. The grantor of the option is Minera San Acacio, S.A. and the principal owner of Minera San Acacio, Amado Mesta Howard. The Company has paid $200,000 in option payments to date. A $100,000 option payment remains, due July 2000. In July 2001, the Company must decide whether to purchase the property for $3,200,000, of which $500,000 may be paid in shares of common stock. There are no other conditions precedent on the purchase of the property. The above amounts do not include the 15% I.V.A. (valued added) tax. This tax is returned after tax returns are filed.

FEASIBILITY  STUDIES  CONDUCTED  ON  THE  LAND

     The manager of Atlas' New Business Development Team, Richard J. Tschauder, conducted a pre-feasibility study on the San Acacio Mine in April 1999. The Company is analyzing data from 30 to 50 rock density samples. A number of estimates on the in-situ minerals have been made for the San Acacio Mine, however none of these estimates are yet at the stage where a proven and probable reserve can be published. The company is currently in the process of acquiring the critical information that will be necessary to make a proven or probable reserve report.

Previous  Operations:
--------------------

     Previous studies have been made on the San Acacio mine. These studies, although producing positive information do not meet the modern industry standards. The previous operations, operators and reports made regarding the San Acacio Mine are as follows:

     1. In 1935, a Spanish language report was made by T. Skewes Saunders of Mexico City.

     2. In 1935, an English language report was made by James Berry of Compania Minera San Bartolo, S.A. This work was based on underground sampling, following rehabilitation of the Refugio level and sampling of 120 meters.

     3. In 1986, a Spanish language report was made by IMMSA, a Mexican mining company.

     4. In 1995, a report was made by Silver Standard, Inc., using a database derived solely from assays of core.

     5. Using the same cutoff, density and area of influence assumptions, Minera Argentum has checked the Silver Standard reserve by building a polygon reserve in longitudinal section.

     In 1997, faced with a large final payment, Silver Standard attempted to negotiate an extension of the option period it held on the San Acacio mine. However, since the company had performed no work in two years, the owner refused, and Silver Standard lost the project. The owner immediately contacted the Company. The Company entered into a three-year option to buy the property, with no underlying royalties.

WORK ACCOMPLISHED TO DATE: The Company is currently collecting 30 to 50 rock density samples. Also, the maps the Company uses for the topography of land are enlargements of government maps made for the area. The Company believes that detailed topographical maps were made by the previous operators of the mine, Silver Standard, and is attempting to locate those maps. The Company is currently checking the locations of previous underground workings as marked by blueprints of the location.

     In March 1999, Atlas developed a metallurgical testing program to design a process to recover silver from the San Acacio ores. Initial work will be focused on the upper levels of the vein system. Company geologists collected four samples; these were shipped to American Assay Labs in Sparks, Nevada, for preliminary analysis.

ROCK  FORMATIONS  AND  MINERALIZATION

     The Veta Grande is a vein structure that is approximately 7 kilometers in length and two to thirty meters wide. It is underlain by early Cretaceous Chulitos Formation, a series of submarine andesite flows and intercalated sedimentary rocks. The andesite flows are altered adjacent to the major vein structures encountered. The contact zones of the vein systems are clay gouge zones in places, while in other places the walls are silicified. The veins are silica-carbonate fissure fillings containing pyrite, anglesite, cerussite, native silver, argentite, freibergite, proustite, galena, sphalerite, cerargyrite and rare chalcopyrite in a gangue of chalcedony, quartz, amethyst and calcite. The Veta Grande pinches and swells, splays into sigmoid loops and is accessible from the surface to a depth of at least 380 meters.

SUBSURFACE  IMPROVEMENTS  AND  EQUIPMENT

     The mine has over 10,000 feet of tunnels accessible via two separate adits and a small rail system. There are also three shafts on the property, but these are not easily accessible at this time. The property is close to electrical and other supplies and there appears to be a suitable source of water in the area.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

COMPLIANCE  WITH  SECTION  16  (A)  OF  THE  EXCHANGE  ACT

     Section 16 (a) of the Securities Exchange Act of 1934 requires the Company's officers, directors, and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") and any stock exchange on which the Company's securities are listed. These shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. The Company believes that it has had no filing obligation to the time of this filing and, therefore, the filing requirements applicable to its officers, directors, and greater than 10% beneficial owners were complied with.

MARKET  INFORMATION

     The Company's stock has historically traded on the Over-the Counter Bulletin Board Market ("OTC BB"). The stock has not traded with the advent of recent Securities and Exchange Commission ("SEC") rules, and similar National Association of Securities Dealers ("NASD") rules, requiring that companies enter the SEC disclosure system and become fully reporting in order to trade OTC BB. As a result, there is no way to determine at what price the Company's stock would trade immediately preceding the Offering.

     The following table lists the high and low bid information for the Company's stock for the past two fiscal years plus the interim period for which financial statements are required and furnished. The bid information is listed by quarter and is provided by Pennaluna & Company. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Quarter Ended    High  Low
---------------  ----  ---

December, 1999      -    -
September, 1999   .25  .04
June, 1999        .25  .18
March, 1999       .25  .18
December, 1998    .35  .25
September, 1998   .50  .25
June, 1998        .50  .44
March, 1998       .81  .50
December, 1997    .69  .53
September, 1997   .60  .35
June, 1997        .35  .13
March, 1997       .13  .13

     As of September 30, 1999, the approximate number of record holders of the Company's Common Stock was approximately 1,735.

     The Company has not paid any cash dividends on its Common Stock since its incorporation and anticipates that for the foreseeable future, earnings, if any, will continue to be retained for use in its business.

                             EXECUTIVE COMPENSATION

     The Company currently has one executive officer, William T. Jacobson, the Company's President and Chief Executive Officer. The Company is currently compensating Mr. Jacobson at the rate of $72,000 per year. In addition, the Company pays medical insurance premiums for Mr. Jacobson in the amount of $3230.40 per year. Mr. Jacobson is also covered under a life insurance policy in the amount of $100,000; the Company pays the premiums on this policy.

     Mr. Jacobson is entitled to use one of the Company's vehicles. The Company leases the vehicle for $7,937 annually.

     The following table summarizes the compensation paid to the Company's executive officers. Information is provided only for 1998 since the Company is not a reporting company under the Securities Exchange Act of 1934.


                           SUMMARY COMPENSATION TABLE

            Name  and  Principal  Position          Year     Salary

            William Jacobson, President and CEO     1998     $ 72,000

     The Board of Directors has authorized the issuance of certain stock options to Directors and Officers. See "Description of Securities."

                              FINANCIAL STATEMENTS

     Refer to page F-1 for the index of financial statements contained in this prospectus.


Dealer  Prospectus  Delivery  Obligation

Until _________________________, all dealers that affect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscription.


                       INDEX  TO  FINANCIAL  STATEMENTS

                                                                             PAGE
UNAUDITED FINANCIAL INFORMATION
  UNAUDITED BALANCE SHEET - SEPTEMBER 30, 1999                               F-2
  UNAUDITED STATEMENTS OF INCOME - SEPTEMBER 30, 1999 AND 1998               F-4
  UNAUDITED STATEMENTS OF CASH FLOWS - SEPTEMBER 30, 1999 AND 1998           F-5
  NOTES TO THE UNAUDITED FINANCIAL STATEMENTS - SEPTEMBER 30, 1999 AND 1998  F-8

INDEPENDENT AUDITOR'S REPORT                                                 F-9

  BALANCE SHEET - DECEMBER 31, 1998                                          F-10
  STATEMENTS OF INCOME - DECEMBER 31, 1998 AND 1997                          F-12
  STATEMENT OF STOCKHOLDERS' EQUITY - DECEMBER 31, 1998                      F-13
  STATEMENT OF CASH FLOWS - DECEMBER 31, 1998 AND 1997                       F-14
  NOTES TO THE FINANCIAL STATEMENTS - DECEMBER 31, 1998 AND 1997             F-17

                                                            ATLAS MINING COMPANY
                                                         UNAUDITED BALANCE SHEET
                                                              SEPTEMBER 30, 1999
================================================================================

                                     ASSETS

CURRENT ASSETS
   Cash                                           $   28,029
   Certificate of deposit
   Investment securities available for sale           30,099
   Investment in silver and gold bullion               2,014
   Trade accounts receivable                           4,000
   Note receivable, current                           30,871
   Other current receivables                          15,131
   Mining supplies                                   213,289
   Deposits and prepaids                              47,961
                                                  -----------

         TOTAL CURRENT ASSETS                        371,394
                                                  -----------

PROPERTY AND EQUIPMENT
   Land and tunnels                                  366,612
   Capitalized exploration and development costs     277,139
   Buildings and equipment                            77,680
   Mining equipment                                1,080,750
   Office equipment                                   10,000
   Vehicles                                           83,972
                                                  -----------
                                                   1,896,153
   Accumulated depreciation                         (428,999)
                                                  -----------
                                                   1,467,154
                                                  -----------

DEFERRED TAXES                                        16,953
                                                  -----------

INVESTMENTS AND OTHER ASSETS
   Notes receivable, noncurrent                       31,351
   Other investments                                       -
                                                  -----------
                                                      31,351
                                                  -----------

                                                  $1,886,852
                                                  ===========

                                                            ATLAS MINING COMPANY
                                            UNAUDITED BALANCE SHEET  (CONTINUED)
                                                              SEPTEMBER 30, 1999
================================================================================

                       LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Accounts payable and accrued expenses                              $   157,029
   Income taxes payable                                                        80
   Line of credit                                                          47,001
   Current maturities of long-term debt                                   342,606
                                                                      ------------

         TOTAL CURRENT LIABILITIES                                        546,716
                                                                      ------------
LONG-TERM DEBT                                                            679,981
                                                                      ------------
ESTIMATED STOCK REDEMPTION                                                195,383
                                                                      ------------
DEFERRED TAXES                                                                  -
                                                                      ------------
COMMITMENTS

MINORITY INTEREST IN SUBSIDIARY                                            87,610
                                                                      ------------
STOCKHOLDERS' EQUITY
  Common stock, no par value; 60,000,000 shares authorized;
       5,324,981 issued and outstanding                                 2,057,468
  Retained earnings (deficit)                                          (1,451,334)
  Accumulated comprehensive income (loss), net of deferred (benefit)
  taxes of 1999 $(16,953); 1998 $428                                      (67,811)
                                                                      ------------
                                                                          538,323
  Less cost of treasury stock (1999, 324,852 shares)                     (161,161)
                                                                      ------------
                                                                          377,162
                                                                      ------------
                                                                      $ 1,886,852
                                                                      ============

                                                            ATLAS MINING COMPANY
                                                  UNAUDITED STATEMENTS OF INCOME
                                   NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998
================================================================================

                                                   1999        1998
                                                ----------  -----------
Operating revenue:
   Contracting revenue                          $  46,565   $1,400,676
   Timber sales                                    73,278        6,600
   Consulting                                           -          960
                                                ----------  -----------
                                                  119,843    1,408,236
                                                ----------  -----------
Operating expenses:
   Contract costs                                 151,586    1,160,320
   Timber costs                                     2,682        6,896
   General and administrative                     571,568      307,483
                                                ----------  -----------
                                                  725,836    1,474,699
                                                ----------  -----------

OPERATING LOSS                                   (605,993)     (66,463)
                                                ----------  -----------

Financial income (expense)
   Interest expense                               (84,914)     (50,428)
   Investment income                               68,053         (895)
                                                ----------  -----------
                                                  (16,861)     (51,323)
                                                ----------  -----------
LOSS BEFORE INCOME TAXES AND
MINORITY INTEREST IN NET INCOME OF
SUBSIDIARY                                       (622,854)    (117,786)

Provision for income taxes                             80        1,850
                                                ----------  -----------

LOSS BEFORE MINORITY INTEREST IN NET
INCOME OF SUBSIDIARY                             (622,934)    (119,636)

Minority interest in net income of subsidiary      30,018            -
                                                ----------  -----------

NET LOSS                                        $(652,952)  $ (119,636)
                                                ==========  ===========

Basic earnings (loss) per share                 $  (0.141)  $   (0.032)
                                                ==========  ===========

Diluted earnings (loss) per share               $  (0.141)  $   (0.032)
                                                ==========  ===========

                                                            ATLAS MINING COMPANY
                                              UNAUDITED STATEMENTS OF CASH FLOWS
                                   NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998
================================================================================


                                                                 1999        1998
                                                              ----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                                   $(652,952)  $(119,636)
   Adjustments to reconcile net loss to net cash provided by
      operating activities:
      Minority interest in consolidated subsidiary               30,018           -
      Depreciation                                              133,154     131,364
      Stock issued for services                                  30,250           -
      Gain on available for sale investments                    (66,380)          -
      Appreciation in gold and silver bullion                         -        (938)
      (Increase) decrease in:
         Trade accounts receivable                               80,887     (55,990)
         Mining supplies                                              -         563
         Deposits and prepaids                                  (10,250)     14,514
         Other current receivables                              (15,131)          -
      Increase (decrease) in:
         Accounts payable and accrued expenses                   95,668      15,897
                                                              ----------  ----------

         NET CASH PROVIDED (USED) BY
         OPERATING ACTIVITIES                                  (374,736)    (14,226)
                                                              ----------  ----------

CASH FLOWS FORM INVESTING ACTIVITIES
   Purchases of available for sale investments                        -      (4,024)
   Proceeds from available for sale investments                 111,697           -
   Purchases of other investments                               (37,410)     (9,108)
   Purchases of property and equipment                          (16,053)     (2,436)
   Payments on notes receivable                                  31,649           -
   Advances on notes receivable                                       -     (45,912)
   Certificates of deposits, net                                 41,050           -
   Cash acquired through acquisitions                             4,397      32,467
                                                              ----------  ----------

         NET CASH PROVIDED BY
         INVESTING ACTIVITIES                                   135,330     (29,013)
                                                              ----------  ----------

                                                            ATLAS MINING COMPANY
                                 UNAUDITED STATEMENTS OF CASH FLOWS  (CONTINUED)
                                   NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998
================================================================================

                                               1999       1998
                                             ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from issuance of capital stock   $    527   $  8,708
   Proceeds from sale of treasury stock             -      8,324
   Proceeds from stock subscriptions                -        618
   Proceeds from exercise of stock options          -     40,000
   Net change in estimated stock redemption      (526)    10,565
   Purchase of treasury stock                  (2,660)    (3,066)
   Payments on long-term debt                  (7,425)   (95,772)
   Short-term borrowings                      229,901     48,000
                                             ---------  ---------

NET CASH PROVIDED (USED) IN
FINANCING ACTIVITIES                          219,817     17,377
                                             ---------  ---------

NET INCREASE (DECREASE) IN CASH               (19,589)   (25,862)

Cash, beginning of period                      47,618     32,235
                                             ---------  ---------

Cash, end of period                          $ 28,029   $  6,373
                                             =========  =========

SUPPLEMENTAL CASH FLOWS INFORMATION
Cash paid during the period for:
   Interest                                  $ 54,423   $ 50,428
                                             =========  =========

   Income Taxes                              $     80   $  1,850
                                             =========  =========

                                                            ATLAS MINING COMPANY
                                 UNAUDITED STATEMENTS OF CASH FLOWS  (CONTINUED)
                                   NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998
================================================================================

                                                                    1999       1998
                                                                  ---------  --------
SUPPLEMENTAL SCHEDULE OF NONCASH
   INVESTING AND FINANCING ACTIVITIES
   Change in net unrealized loss on investment securities         $ 31,297   $      -
                                                                  =========  ========
      available for sale, net of deferred taxes
   Issuance of common stock in connection with acquisition of
      Olympic Silver, Inc.                                        $177,294   $      -
                                                                  =========  ========
Transfer of receivable in connection with acquisition of
      Olympic Silver, Inc.                                        $ 35,364   $      -
                                                                  =========  ========
Transfer of investment in connection with acquisition of
      Trail Gulch Gold Mining Co., Inc. property                  $ 26,379   $      -
                                                                  =========  ========
Investments in equity securities acquired with issuance of
      capital stock                                               $      -   $ 39,672
                                                                  =========  ========
   Property acquired through issuance of long term debt           $      -   $ 25,987
                                                                  =========  ========
   Issuance of common stock in connection with
      acquisition of property                                     $  9,076   $      -
                                                                  =========  ========
   Issuance of common stock for payment of services               $ 30,250   $      -
                                                                  =========  ========

   Assets and liabilities recognized upon acquisition of Park Copper and Gold, Inc.

      Investment securities available for sale                    $ 45,317   $      -
                                                                  =========  ========
      Property                                                    $ 31,314   $      -
                                                                  =========  ========
      Capitalized exploration and development costs               $ 49,094
                                                                  =========
      Minority interest in subsidiary                             $(57,592)
                                                                  =========
      Issuance of common stock in connection with acquisition of
      Sierra Lead Mines, Inc.                                     $      -   $226,331
                                                                  =========  ========

   Assets and liabilities recognized upon acquisition of Sierra Lead Mines, Inc.

      Certificate of Deposit                                      $      -   $ 41,062
                                                                  =========  ========
      Property                                                    $      -   $195,510
                                                                  =========  ========
      Estimated stock redemption                                  $      -   $195,909
                                                                  =========  ========
      Treasury stock                                              $      -   $153,201
                                                                  =========  ========

                                                            ATLAS MINING COMPANY
                                     NOTES TO THE UNAUDITED FINANCIAL STATEMENTS
                                   NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998
================================================================================

The interim financial statements for the nine months ended September 30, 1999 and 1998, are unaudited and certain information and footnote disclosures normally in the financial statements prepared in accordance with generally accepted accounting principles have been omitted. In the opinion of management all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire year.

In the third quarter of 1999, Atlas acquired 281600 shares (20%) of Park Copper and Gold Mining Company (Park) for $37,320. This purchase increased Atlas holdings in Park to 726,776 shares (53%). The total investment was valued by management at $72,530.

Included in current maturities of long term debt is a $16,000 loan from William Jacobson, the president and a shareholder of Atlas.

Earlier this year, the company conducted a review of its computer systems and a program which included site and corporate personnel as well as communications with customers, suppliers and financial institutions to address Year 2000 compliance issues. Management has corrected its computer systems and believes that the company has taken the necessary steps internally and with customers, suppliers, and financial institutions to insure Year 2000 compliance.

Subsequent to September 30, 1999, Management filed a SB-2 registration with the Securities Exchange Commission (SEC) in order to comply with NASDAQ filing requirements and to offer for sale $7.5 million of the Company's common stock.

                          INDEPENDENT AUDITOR'S REPORT
                          ----------------------------

To  the  Board  of  Directors
Atlas  Mining  Company
Osburn,  Idaho

We have audited the accompanying balance sheet of Atlas Mining Company as of December 31, 1998, and the related statements of income, changes in stockholders' equity, and cash flows for the years ended December 31, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Atlas Mining Company as of December 31, 1998, and the results of its operations and its cash flows for the years ended December 31, 1998 and 1997 in conformity with generally accepted accounting principles.

Subsequent to year end, the Company purchased a controlling interest in Olympic Silver Resources, Inc. as described in Note 13.


Spokane,  Washington
January  22,  1999,  except  for  Note  13
   which  is  dated  February  5,  1999

                                                            ATLAS MINING COMPANY
                                                                   BALANCE SHEET
                                                               DECEMBER 31, 1998
================================================================================

                                     ASSETS

CURRENT ASSETS
   Cash                                      $   47,618
   Certificate of deposit                        41,050
   Investment securities available for sale      69,221
   Investment in silver and gold bullion          2,014
   Trade accounts receivable                     84,887
   Note receivable, current                      60,871
   Other current receivables                     35,364
   Mining supplies                              213,289
   Deposits and prepaids                         37,711
                                             -----------

         TOTAL CURRENT ASSETS                   592,025
                                             -----------

PROPERTY AND EQUIPMENT
   Land and tunnels                             299,177
   Buildings and equipment                       77,680
   Mining equipment                           1,080,750
   Office equipment                              10,000
   Vehicles                                      83,972
                                             -----------
                                              1,551,579
   Accumulated depreciation                    (295,845)
                                             -----------

                                              1,255,734
                                             -----------

DEFERRED TAXES                                    9,128
                                             -----------

INVESTMENTS AND OTHER ASSETS
   Notes receivable, noncurrent                  33,000
   Other investments                             61,499
                                                 94,499
                                             -----------

                                             $1,951,386
                                             ===========

                                                            ATLAS MINING COMPANY
                                                      BALANCE SHEET  (CONTINUED)
                                                               DECEMBER 31, 1998
================================================================================

                      LIABILITIES AND STOCKHOLDERS' EQUITY


CURRENT LIABILITIES
   Accounts payable and accrued expenses                       $   61,361
   Income taxes payable                                                80
   Line of credit                                                  34,100
   Current maturities of long-term debt                           125,606
                                                               -----------
         TOTAL CURRENT LIABILITIES                                221,147
                                                               -----------
LONG-TERM DEBT                                                    687,406
                                                               -----------
ESTIMATED STOCK REDEMPTION                                        195,909
                                                               -----------
DEFERRED TAXES                                                          -
                                                               -----------

COMMITMENTS AND CONTINGENCIES (Notes 8 and 10)

STOCKHOLDERSEQUITY
   Common stock, no par value; 60,000,000 shares authorized;
      4,390,069 issued and outstanding                          1,840,321
   Retained earnings (deficit)                                   (798,382)
   Accumulated comprehensive income (loss), net of deferred
      (benefit) taxes of 1998 $(9,128)                            (36,514)
                                                               -----------
                                                                1,005,425

   Less cost of 314,852 shares of treasury stock                 (158,501)
                                                               -----------
                                                                  846,924
                                                               -----------
                                                               $1,951,386
                                                               ===========

                                                            ATLAS MINING COMPANY
                                                            STATEMENTS OF INCOME
                                          YEARS ENDED DECEMBER 31, 1998 AND 1997
================================================================================

                                                       1998        1997
                                                    -----------  ---------
Operating revenue:
   Contracting revenue                              $1,624,859   $586,011
   Timber sales                                         27,039    196,051
   Equipment rental income                                   -      5,825
                                                    -----------  ---------
                                                     1,651,898    787,887
                                                    -----------  ---------

Other operating revenue:
   Loss on sale of available for sale investments       (1,698)   (11,720)
   Gain on sale of property and equipment              100,849     22,480
   Other, net                                           (2,678)    (4,795)
                                                    -----------  ---------
                                                        96,473      5,965
                                                    -----------  ---------

Operating expenses:
   Contract costs                                    1,396,138    437,558
   Timber costs                                          6,346     17,827
   General and administrative                          412,087    156,080
                                                    -----------  ---------
                                                     1,814,571    611,465
                                                    -----------  ---------

          OPERATING INCOME (LOSS)                      (66,200)   182,387
                                                    -----------  ---------
Financial income (expense):
   Interest expense                                    (71,251)   (20,408)
   Investment income                                       987      2,923
                                                    -----------  ---------
                                                       (70,264)   (17,485)
                                                    -----------  ---------
         INCOME (LOSS) BEFORE INCOME TAXES            (136,464)   164,902

Provision (benefit) for income taxes                      (501)     2,441
                                                    -----------  ---------
         NET INCOME (LOSS)                          $ (135,963)  $162,461
                                                    ===========  =========
Basic earnings (loss) per share                     $   (0.036)  $  0.056
                                                    ===========  =========
Diluted earnings (loss) per share                   $   (0.036)  $  0.053
                                                    ===========  =========

                                                            ATLAS MINING COMPANY
                                   STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                          YEARS ENDED DECEMBER 31, 1998 AND 1997
================================================================================

                                                                                    Accumulated              Compre-     Compre-
                                                 Total                 Additional    Retained   Accumulated  hensive     hensive
                                             Stockholders'  Common       Paid-In     Earnings    Treasury     Income      Income
                                                 Equity      Stock       Capital     (Deficit)     Stock      (Loss)      (Loss)
                                               ----------  ----------  ------------  ----------  ----------  ---------  ----------
Balance, December 31, 1996                     $ 307,352   $  267,792  $   883,845   $(824,880)  $       -   $(19,405)

 Net income                                      162,461            -            -     162,461           -          -   $ 162,461

 Net change in unrealized gains (losses) on
  available for sale securities, net of taxes     20,690            -            -           -           -     20,690      20,690

 Issuance of 50 shares of common stock                 5            5            -           -           -          -           -

 Issuance of 875,000 shares of stock for the
  Purchase of equipment                          350,000       87,500      262,500           -           -          -           -

 Issuance of 50,000 shares of common stock
  upon the exercise of stock options              10,000        5,000        5,000           -           -          -           -

 Purchase of 15,000 shares of stock for the
  treasury                                        (9,308)           -            -           -      (9,308)         -           -

 Comprehensive income                                  -            -            -           -           -          -           -
                                               ----------  ----------  ------------  ----------  ----------  ---------  ----------
Balance, December 31, 1997                       841,200      360,297    1,151,345    (662,419)     (9,308)     1,285     183,151

 Net loss                                       (135,963)           -            -    (135,963)          -          -    (135,963)

 Net change in unrealized gains (losses) on
  available for sale securities, net of taxes    (37,799)           -            -           -           -    (37,799)    (37,799)

 Issuance of 16,180 shares of common stock         8,708        1,618        7,090           -           -          -           -

 Issuance of 48,500 shares of stock in
  connection with acquisition of equity
  securities                                      21,340        4,850       16,490           -           -          -           -

 Issuance of 451,850 shares of stock in
  connection with acquisition of equity
  securities                                     226,331       45,184      181,147           -           -          -           -

 Issuance of 70,571 shares of stock in
  connection with acquisition of equity
  securities                                      31,050        7,056       23,994           -           -          -           -

 Issuance of 200,000 shares of common
  stock upon the exercise of stock options        40,000       20,000       20,000           -           -          -           -

 Purchase of 5,400 shares of stock for the
  treasury                                        (3,066)           -            -           -      (3,066)         -           -

 Treasury shares acquired in connection with
  acquisition of Sierra Silver Lead Mines       (153,201)           -            -           -    (153,201)         -           -

 Sales of 11,400 share from the treasury           8,324            -        1,250           -       7,074          -           -

 Change in capitalization of common stock              -    1,401,316   (1,401,316)          -           -          -           -

 Comprehensive income                                  -            -            -           -           -          -           -
                                               ----------  ----------  ------------  ----------  ----------  ---------  ----------
Balance, December 31, 1998                     $ 846,924   $1,840,321  $         -   $(798,382)  $(158,501)  $(36,514)  $(173,762)
                                               ==========  ==========  ============  ==========  ==========  =========  ==========

                                                            ATLAS MINING COMPANY
                                                        STATEMENTS OF CASH FLOWS
                                          YEARS ENDED DECEMBER 31, 1998 AND 1997
                                          --------------------------------------

                                                               1998        1997
                                                            ----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income (loss)                                        $(135,963)  $ 162,461
   Adjustments to reconcile net income (loss) to net cash
      provided by operating activities:
      Depreciation                                            176,001      43,661
      Gain on sale of property and equipment                 (100,849)    (22,480)
      Loss on available for sale investments                    1,698      11,720
      Appreciation in gold and silver bullion                    (938)          -
      (Increase) decrease in:
         Trade accounts receivable                            169,904    (254,791)
         Mining supplies                                          563      29,908
         Deposits and prepaids                                 (2,890)    (34,821)
         Other current receivables                            (35,364)          -
      Increase (decrease) in:
         Accounts payable and accrued expenses                (20,308)     80,402
         Income taxes payable                                  (2,351)      2,431
                                                            ----------  ----------
         NET CASH PROVIDED BY OPERATING ACTIVITIES             49,503      18,491
                                                            ----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES
   Purchases of available for sale investments                (20,174)    (53,031)
   Sale of available for sale investments                      42,586      40,707
   Sale of gold and silver bullion                                  -      10,346
   Purchases of other investments                              (9,108)          -
   Purchases of property and equipment                         (8,618)    (60,000)
   Proceeds from sale of property and equipment                 2,000      79,980
   Issuance of notes receivable                               (49,603)          -
   Certificates of deposits, net                                   12           -
   Cash acquired through acquisitions                          32,467           -
                                                            ----------  ----------
         NET CASH PROVIDED (USED) BY
         INVESTING ACTIVITIES                                 (10,438)     18,002
                                                            ----------  ----------

                                                            ATLAS MINING COMPANY
                                           STATEMENTS OF CASH FLOWS  (CONTINUED)
                                          YEARS ENDED DECEMBER 31, 1998 AND 1997
                                          --------------------------------------

                                                               1998       1997
                                                             --------  -----------
SUPPLEMENTAL SCHEDULE OF NONCASH
   INVESTING AND FINANCING ACTIVITIES
   Change in net unrealized loss on investment
      securities available for sale, net of deferred taxes   $ 37,799  $  (20,690)
                                                             ========  ===========

Mining supplies and property and equipment
acquired with issuance of long-term debt                     $      -  $1,043,164
                                                             ========  ===========

   Mining supplies and property and equipment
      acquired with issuance of capital stock                $      -  $  350,000
                                                             ========  ===========

   Investments in equity securities acquired with issuance
      of capital stock                                       $ 52,390  $        -
                                                             ========  ===========

   Refinance of long-term debt                               $  3,874  $        -
                                                             ========  ===========

   Issuance of common stock in connection with acquisition
      of Sierra Lead Mines, Inc.                             $226,331  $        -
                                                             ========  ===========

   Assets and liabilities recognized upon acquisition
      of Sierra Lead Mines, Inc. through issuance of stock:
      Certificate of deposit                                 $ 41,062  $        -
                                                             ========  ===========
      Property                                               $195,510  $        -
                                                             ========  ===========
      Estimated stock redemption                             $195,909  $        -
                                                             ========  ===========
      Treasury stock                                         $153,201  $        -
                                                             ========  ===========
   Property acquired through issuance of long-term debt      $ 25,987  $        -
                                                             ========  ===========
   Book value of property traded-in                          $  3,874  $        -
                                                             ========  ===========
   Stock issued for other investments                        $ 52,391  $        -
                                                             ========  ===========
   Note received on sale of investments                      $  6,268  $        -
                                                             ========  ===========
   Investments acquired on sale of property                  $ 91,010  $        -
                                                             ========  ===========
   Note received on sale of property                         $ 38,000  $        -
                                                             ========  ===========

                                                            ATLAS MINING COMPANY
                                                   NOTES TO FINANCIAL STATEMENTS
                                                      DECEMBER 31, 1998 AND 1997
================================================================================

NOTE  1.  NATURE  OF  ORGANIZATION

The Company was incorporated under the laws for the state of Idaho on March 4, 1924, and was an exploratory stage mining company engaged in the business of exploring for nonferrous and precious metals, principally silver, lead, gold, and zinc. The properties of the Company are located in Mullan, Shoshone County, Idaho. The Company commenced contracting operations through a trade name, Atlas Fausett Contracting, and became an operating company during the year ended December 31, 1997.

Atlas Mining Company pursues property acquisitions that will increase the natural resource potential for the Company.
Through Atlas Fausett Contracting, the Company provides shaft sinking, underground mine development, and contracting to a customer base consisting primarily of companies in the mining and civil industries. The contract mining industry in which Atlas operates is highly competitive and subject to business downturns.

NOTE  2.  SIGNIFICANT  ACCOUNTING  POLICIES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Actual  results  could  differ  from  those  estimates.
Material estimates that are particularly susceptible to significant change in the near-term relate to the provision for accumulated depreciation, valuation of deferred taxes, and the valuation of the mining properties.

AVAILABLE  FOR  SALE  SECURITIES:

Management determines the appropriate classification of marketable equity security investments at the time of purchase and reevaluates such designation as of each balance sheet date. Unrestricted marketable equity securities have been classified as available for sale. Available for sale securities are carried at fair value, with the unrealized gains and losses, net of tax, reported as a net amount in accumulated comprehensive income. Realized gains and losses and declines in value judged to be other-than-temporary on available for sale securities are included in investment income. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available for sale are included in investment income.

GOLD  AND  SILVER  INVESTMENTS:
The cost of silver and gold bullion is determined by specific identification. Unrealized losses on gold and silver bullion are charged to operations.

MINING  SUPPLIES:
Mining supplies, consisting primarily of bits, steel, and other mining related equipment, are stated at the lower of cost (first-in, first-out) or market. In addition, equipment repair parts and maintenance items are also included at cost.

PROPERTY  AND  EQUIPMENT:
Property and equipment are carried at cost. Depreciation and amortization is computed principally on the straight-line method over the estimated useful lives of the assets as follows:

                                          Estimated
                                         Useful Life
                                         -----------
Building                                    39 years
Mining equipment                           2-8 years
Office and shop furniture and equipment    5-8 years
Vehicles                                     5 years

The Company has a recorded cost of $278,492 in its exploratory stage mining properties at December 31, 1998. The ultimate realization of the Company's carrying cost in these assets is dependent upon the discovery and the ability of the Company to finance successful exploration and development of commercial ore deposits, if any, in the mining properties in sufficient quantity for the Company to recover its recorded cost or to sell such assets for more than their recorded values. The ultimate realization of the carrying cost in the mineral properties at December 31, 1998, cannot presently be determined. No provisions for any possible revaluation of these assets has been made in the financial statements.

VALUATION  OF  LONG-LIVED  ASSETS:
In accordance with Financial Accounting Standards Board Statement No. 121, the Company records impairment of long-lived assets to be held and used or to be disposed of when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount. At December 31, 1998 and 1997, no impairments were recognized.

REVENUE  AND  COST  RECOGNITION:
Revenues from unit price contracts are recognized on the units produced method which management considers to be the best available measure of progress on contracts.

Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation costs. Costs associated with the start-up of contracts are capitalized as deferred contract costs and amortized to expense over the life of the contract. General and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which revisions are determined.

Contract claims are included in revenue when realization is probable and can be reliably estimated.

BAD  DEBTS:
Bad debts on receivables are charged to expense in the year the receivable is determined uncollectible, therefore, no allowance for doubtful accounts is included in the financial statements. Amounts determined as uncollectible are not significant to the overall presentation of the financial statements.

INCOME  TAXES:
Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss, tax credit carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

FINANCIAL  INSTRUMENTS:
The recorded amounts of financial instruments, including cash equivalents, receivables, investments, accounts payable and accrued expenses, and long-term debt approximate their market values as of December 31, 1998 and 1997. The Company has no investments in derivative financial instruments.

EARNINGS  PER  SHARE:
Earnings per share were computed by dividing net income by the total weighted average common shares outstanding and the additional dilutive effect of stock warrants and stock options during the respective periods. The dilutive effect of stock warrants and stock options are considered using the treasury stock method.

ACCOUNTING  CHANGE:
The Company adopted Statement of Financial Accounting Standards (SFAS) No. 130, Reporting Comprehensive Income, for the year ended December 31, 1998. This statement establishes standards for reporting and display of comprehensive income and its components in the financial statements. The December 31, 1997, financial statements have been reclassified to reflect the application of the provisions of this statement for comparative purposes. The adoption of SFAS No. 130 has no impact on the Company's statements of financial condition, income, or cash flows. Management has elected to display its components of comprehensive income in the statements of stockholders' equity.

NOTE  3.  BASIS  OF  PRESENTATION

FAUSETT  MINING  COMPANY:
During 1997, Atlas Mining Company purchased substantially all the operating equipment and mining supplies of Fausett International, Inc., a related party. The purchase price was $1,416,094 which consisted of $50,000 cash, 875,000 shares of capital stock valued at $350,000, and a note payable totaling $1,016,094 (Note 5).

SIERRA  SILVER  LEAD  MINES,  INC.:
During 1998, the Company entered into an agreement and plan of merger with Sierra Silver Lead Mines, Inc., an Idaho corporation.

The acquisition was accounted for as a purchase. The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values. All assets of Sierra were subsequently transferred to Atlas and Sierra ceased operations.

In the merger, all outstanding shares of common stock of Sierra were to be converted into 842,964 shares of Atlas common stock. At December 31, 1998, 391,114 shares of Atlas stock had not been issued as the owners of the corresponding Sierra stock could not be located. Under the plan of merger, any dissenters to the acquisition have the right to exchange their shares for cash in lieu of common stock. As a result, $195,909 is included in long-term debt due to this contingent liability. Under Idaho State law, these shares will be converted and held with the state of Idaho in the Unclaimed Property Division for an indefinite period of time.

The  purchase  price  was  allocated  as  follows.

Cash                     $ 32,467
Certificates of deposit    41,062
Property                  202,628
                         --------

                         $276,157
                         --------

CHANGE  IN  CAPITALIZATION:
On November 19, 1998, the Company amended their Articles of Incorporation. Under the amended Articles, the Company changed the authorized capital stock from $0.10 par to no par. Also the number of shares authorized increased from 6,000,000 to 60,000,000. Further amendments included the authorization of 10,000,000 shares of $1.00 par value noncumulative, nonvoting, nonconvertible preferred stock.

NOTE  4.  INVESTMENT  SECURITIES  AVAILABLE  FOR  SALE

Following is a summary of available for sale equity securities which are concentrated in companies in the mining industry:

                                Gross        Gross
                             Unrealized    Unrealized    Estimated
                     Cost       Gains        Losses     Fair Value
                   --------  -----------  ------------  -----------
DECEMBER 31, 1998  $114,863  $         -  $   (45,642)  $    69,221
                   --------

December 31, 1997  $ 54,229  $     3,434  $    (1,719)  $    55,944
                   --------


NOTE  5.  NOTES  RECEIVABLE

                                                                      1998     1997
                                                                     -------  ------
Note receivable from Lookout Recreation, Inc., noninterest bearing
and unsecured.                                                       $49,603  $   -

Note receivable bearing interest of 10% per annum.  Due in annual
installments of $5,000 plus accrued interest.  Secured by property.   38,000      -

Note receivable, noninterest bearing, secured by stocks.               6,268      -
                                                                     -------  ------

                                                                      93,871      -
Less current portion                                                  60,871      -
                                                                     -------  ------

                                                                     $33,000  $   -
                                                                     -------  ------

NOTE  6.  LONG-TERM  DEBT

Long-term  debt  is  comprised  as  follows  at  December  31:

                                                                            1998      1997
                                                                          --------  --------
Note payable to a Fausett International Inc., due in monthly payments of $15,000, including interest at 8.75% and is collateralized by all
equipment and mining supplies.  This note matures August 22, 2001.        $782,741  $880,730

Two notes payable to a lending facility. The notes are due in total combined monthly payments of $813, including interest at 7.90% and
10.90%.  The notes are due in June 1999 and September 1999.  These
notes are collateralized by vehicles.                                        5,343    21,917

Note payable to a lending facility. The note is due in monthly installments of $578, including interest at 11.99% per annum.  This note
is due September 2003 and is secured by a vehicle.                          24,928         -
                                                                          --------  --------

                                                                           813,012   902,647
Less current portion                                                       125,606   152,018
                                                                          --------  --------

                                                                          $687,406  $750,629
                                                                          --------  --------


Future maturities of long-term debt at December 31, 1998, are as follows:
Period ending December 31:
     1999                                                                  $125,606
     2000                                                                   131,367
     2001                                                                   545,275
     2002                                                                     5,966
     2003                                                                     4,798
                                                                           --------

                                                                           $813,012
                                                                           ========


NOTE  7.  INCOME  TAXES

Temporary differences in the recognition of taxable income for financial reporting and income tax purposes relate primarily to the use of accelerated depreciation methods for tax purposes and the carryforward of net operating losses for tax purposes.

The components of the net deferred tax asset (liability) recorded in the accompanying consolidated balance sheets are:

                                                             1998       1997
                                                           ---------  ---------
Deferred tax assets:
  Net operating loss carryforwards                         $ 66,960   $ 32,168
  Contribution carryforwards                                    340        105
Unrealized loss on available for sale securities              9,128          -
                                                           ---------  ---------

      TOTAL DEFERRED TAX ASSETS                              76,428     32,273

Valuation allowance for deferred tax assets                 (55,822)   (21,463)
                                                           ---------  ---------

                                                             20,606     10,810
                                                           ---------  ---------

Deferred tax liabilities:
  Tax over book depreciation                                 11,478     10,810
  Unrealized gain on available for sale equity securities         -        428
                                                           ---------  ---------

      TOTAL DEFERRED TAX LIABILITIES                         11,478     11,238
                                                           ---------  ---------

                                                           $  9,128   $   (428)
                                                           =========  =========

At December 31, 1998 and 1997, Atlas has established a valuation allowance for deferred tax assets related to net operating loss and contribution carryforwards which may not be realized. Net operating loss carryforwards total $267,841 at December 31, 1998, and expire from 2001 through 2018 if not utilized sooner.

The income tax provision (benefit) differs from the amount of income tax determined by applying the federal income tax rate to pretax income from continuing operations due to the following for the years ended December 31:

                                                        1998       1997
                                                      ---------  ---------
Computed expected tax expense (benefit)               $(34,579)  $ 43,773
Increase (decrease) in income taxes resulting from:
  Nondeductible expenses                                   704        139
  State taxes                                               80          -
  Overaccrual of prior year taxes                       (1,065)         -
  Change in valuation allowance                         34,359    (41,471)
                                                      ---------  ---------

                                                      $   (501)  $  2,441
                                                      =========  =========

NOTE  8.  RELATED  PARTY  TRANSACTIONS

The following transactions occurred in 1998 and 1997 with Fausett International Inc., a minority stockholder of Atlas Mining Company. Mr. Fausett is also on the Board of Directors of Atlas Mining Company.

ASSET  PURCHASES:
As explained in Note 3 of Notes to Financial Statements, Fausett International, Inc. sold operating equipment and mining supplies to the Company in 1997 for a purchase price totaling $1,416,094. The purchase price was paid in cash, capital stock, and a note payable.

NOTE  PAYABLE:
Included in long-term debt is a note payable in the amount of $782,741 and $880,730 for the years ended December 31, 1998 and 1997, respectively. Interest paid in 1998 and 1997 on this note was $67,087 and $20,371, respectively.

OFFICE  RENTAL:
The Company has a month-to-month lease for office space. Rental payments under this lease are $1,100 per month. Total rental expense recognized under this lease during 1998 and 1997 was $13,200 and $3,200, respectively.

CONSULTING  FEES:
As part of the purchase of Fausett International Inc.'s assets, a three-year agreement was signed with Lovon Fausett, the majority stockholder of Fausett International, Inc., to provide consulting services for a three-year period payable at $1,500 per month. Consulting fees recognized under this agreement during 1998 and 1997 were $18,000 and $4,500, respectively.

NOTE  9.  STOCK  OPTIONS
The Company has a qualified stock option plan authorizing the granting to officers and directors, of options to purchase 100,000 shares of common stock each at exercise prices equal to the fair market value on the common stock at the date of grant. Options became exercisable immediately and expire two years after the date of the grant. As permitted under generally accepted accounting principles, grants under the plan are accounted for under the provisions of APB No. 25 and its related interpretations. Accordingly, no compensation cost has been recognized for grants made to date.

A summary of the status of the Company's stock option plans and changes during the years ending on those dates is presented below:


                                               1998            1997
                                          --------------  --------------
                                                 WEIGHTED-         Weighted-
                                                 AVERAGE           Average
                                          SHARES EXERCISE Shares   Exercise
                                          ACTUAL   PRICE  Actual   Price
                                          -------  -----  -------  -----
Outstanding options at beginning of year  350,000    .20  400,000    .20
 Granted                                        -      -        -      -
 Exercised                                200,000    .20   50,000    .20
 Terminated                               150,000    .20        -      -
                                          -------         -------

Outstanding at end of year                      -      -  350,000    .20
                                          -------         -------

Options exercisable at year end                 -         350,000
                                          -------         -------

The pro forma effect on net income as reported, if the fair value of accounting for stock options had been adopted by the Company, is not significantly different than net income as reported on the statement of income. The fair value assumptions are based on a risk-free interest rate over the expected lives for the options granted in 1996 and assumes no annual cash dividends. STOCK OPTION PLAN 1998:

In 1998, the Company adopted a nonqualified stock option plan authorizing the granting to officers, directors, or employees options to purchase common stock. Options are granted by the Administrative Committee, which is elected by the Board of Directors. The number of options granted under this plan and any other plans active may not exceed 10% of the currently issued and outstanding shares of the Company's common stock. The term of each option granted is determined by the Committee, but cannot be for more than five years from the date the option is granted. The option priced per share with each option granted will be fixed by the Administrative Committee on the date of grant. The period for which an option is exercisable is at the discretion of the Administrative Committee. As permitted under generally accepted accounting principles, grants under the Plan are accounted for under the provisions of APB No. 25 and its related interpretations.

At  December  31,  1998,  no  options  had  been  granted  under  this  plan.

INCENTIVE  STOCK  OPTION  PLAN  1998:
The Company adopted an incentive stock option plan in 1998. The stock option plan permits the Company to grant to key employees options to purchase shares of stock in the Company. Options granted under this plan and any other stock option plan adopted by the Company shall not exceed 10% of the then issued and outstanding shares of the Company's common stock. Options are granted by the Administrative Committee, which is elected by the Board of Directors. The term of each option granted is determined by the Committee, but cannot be for more than five years from the date the option is granted. Once granted, options may be fully vested or may vest over a period of time. The price of shares purchased must be equal to or greater than fair market value of the common stock at the date the option is granted, and payment terms are determined by the Incentive Stock Option Committee. As permitted under generally accepted accounting principles, grants under the plan are accounted for under the provisions of APB No. 25 and its related interpretations.

At  December  31,  1998,  no  options  had  been  granted  under  this  plan.

NOTE  10.  COMMITMENTS  AND  CONTINGENCIES

PARK  COPPER  AND  GOLD  MINING,  LTD.:
The Company has tendered an offer to the shareholders of Park Copper and Gold Mining, Ltd. to exchange all the outstanding stock for 221,415 shares of common stock. At December 31, 1998, the Company had exchanged 70,571 shares of Atlas stock. This acquisition will be accounted for as a purchase.

YEAR  2000:
The Company has conducted a comprehensive review of its computer systems to identify the systems that could be affected by the Year 2000 Issue and is implementing a plan to resolve any issues. The Company presently believes that, with modifications to existing software and converting to new software, the Year 2000 problem will not pose significant operational problems for the Company's computer systems as so modified and converted. However, if such modifications and conversions are not completed timely, the Year 2000 may have a material impact on the operations of the Company.

NOTE  11.  EARNINGS  PER  SHARE

The calculation of earnings per share and earnings per share assuming full dilution is as follows:

                                                                                   YEAR ENDED DECEMBER31, 1998
                                                                   ---------------------------------------------------------------
                                                                    INCOME (NUMERATOR)    SHARES (DENOMINATOR)   PER SHARE AMOUNT
                                                                   ---------------------  --------------------  ------------------
BASIC EPS
  Loss available to common stockholders                                       ($135,963)             3,812,925            ($0.036)

EFFECT OF DILUTIVE SECURITIES
  Stock options                                                                       -                      -                  -
                                                                   ---------------------  --------------------  ------------------

DILUTED EPS
  Loss available to common stockholders plus assumed conversions                      -                      -                  -
                                                                   ---------------------  --------------------  ------------------

plus assumed conversions                                                      ($135,963)             3,812,925            ($0.036)
                                                                   =====================  ====================  ==================


                                                                                   YEAR ENDED DECEMBER31, 1997
                                                                   ---------------------------------------------------------------
                                                                    INCOME (NUMERATOR)    SHARES (DENOMINATOR)   PER SHARE AMOUNT
                                                                   ---------------------  --------------------  ------------------
BASIC EPS
  Loss available to common stockholders                            $            162,461              2,910,160  $           0.056

EFFECT OF DILUTIVE SECURITIES
  Stock options                                                                       -                179,268                  -
                                                                   ---------------------  --------------------  ------------------

DILUTED EPS
  Loss available to common stockholders plus assumed conversions                      -                      -                  -
                                                                   ---------------------  --------------------  ------------------

plus assumed conversions                                           $            162,461              3,089,428  $           0.053
                                                                   =====================  ====================  ==================


NOTE  12.  LINE  OF  CREDIT

The Company obtained an unsecured line of credit with Suntrust Credit for $50,000 in 1998. Interest accrues at the lender's prime lending rate plus 6%. At December 31, 1998, borrowings under this agreement were $34,100.

NOTE  13.  SUBSEQUENT  EVENT

Subsequent to the end of fieldwork, the Company purchased the majority of the outstanding shares of Olympic Silver Resources, Inc., a Nevada corporation. Under the agreement reached, Atlas has committed 750,000 shares of stock to the stockholders of Olympic in exchange for 4,000,000 shares.

                PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Idaho Revised Statutes and certain provisions of the Company's Articles of Incorporation and Bylaws under certain circumstances provide for indemnification of the Company's Officers, Directors and controlling persons against liabilities that they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to the Company's Articles and Bylaws and to the statutory provisions.

     In general, any Officer, Director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person's actions were in good faith, were believed to be in the Company's best interest, and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of the Board of Directors, by legal counsel, or by a vote of the stockholders, that the applicable standard of conduct was met by the person to be indemnified.

     The circumstances under which indemnification is granted in connection with an action brought on behalf of the Company is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in the Company's best interest, and must not have been adjudged liable for negligence or misconduct.

     Indemnification may also be granted pursuant to the terms of agreements that may be entered in the future or pursuant to a vote of stockholders or Directors. The statutory provision cited above also grants the power to the Company to purchase and maintain insurance which protects its Officers and Directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by the Company.

     Article VII of the Company's Restated Articles of Incorporation state: "A director shall not be held liable to the company or its shareholders for monetary damages for any action taken or any failure to take any action as a director except to the minimum degree required under Idaho law as it now exists or hereafter may be amended. Further, the Company is authorized to indemnify, agree to indemnify, or obligate itself or advance or reimburse expenses incurred by its directors, officers, employees, or agents to the full extent of the laws of the state of Idaho as may now or hereafter exist; excepting incidents involving intentional violation of criminal law."

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The  expenses  of  this  Offering  are  as  follows.  Estimates  are marked "e".

Registration  fees:  $2,212.50
State taxes and fees:  $13,500
Trustees' and transfer agents' fees:  $22,393.75e
Costs  of  printing  and  engraving:  $22,393.75e
Legal  fees:  $25,000
Accounting  fees:  $15,000


                     RECENT SALES OF UNREGISTERED SECURITIES

     In September 1997, the Company issued 875,000 shares of common stock (valued at $350,000) to Fausett International, Inc. for the purchase of mining equipment and tools, valued at $1,416,094. Lovon Fausett, director of Atlas, owns 100% of Fausett International, Inc. There are 1,735 shareholders in Fausett International, Inc.

     In October 1998, Atlas issued 842,964 shares of common stock (valued at $276,157) in order to acquire Sierra Silver Lead Mining Company, an Idaho corporation. Atlas issued 1 share of the company's common stock for every 3.76 shares of Sierra Silver. Sierra Silver was owned by 156 shareholders, all of whom are unrelated parties to Atlas. In the transaction, Atlas acquired Sierra Silver's interest, through a merger agreement, in 329 acres of mineral rights, including 250 acres of surface rights, worth approximately $276,157.

     In February 1999, the Company issued 741,816 shares of common stock (valued at $380,772) to the shareholders of Olympic Silver Resources, Inc., a Nevada corporation, in order to purchase the majority outstanding shares of Olympic Silver, or 5,000,000 shares. Olympic Silver was owned by eight shareholders, all are unrelated parties to Atlas. In the transaction, Atlas acquired Olympic Silver's interest in the San Acacio Mine in Zacatecas, Mexico, worth approximately $380,772.

     In March 1999, the Company issued 100,000 shares of Common Stock valued at $27,082 to Trail Gulch Gold Mining Company for 100 acres of land, including five patented mining claims, worth approximately $100,000. The majority stockholders of Trail Gulch are William Boyd and John Peacock, unrelated parties.

     In July 1999, Atlas acquired an additional 281,800 shares, or 20% interest, of Park Copper and Gold Mining Company for $37,320 cash. This purchase increased Atlas' holdings in Park to 726,776 shares, or 53%. Atlas' total investment in Park is $72,530. Park has 75 shareholders, none are related parties to Atlas. Park owns 6 patented claims and 2 unpatented claims in 120 acres of surface and mineral rights and 40 acres of mineral rights in Shoshone County, Idaho.

     All of these transactions were private placements exempted under Section 4(2) of the Securities Act of 1933.

                                    EXHIBITS

                                INDEX TO EXHIBITS

(a) The following documents are filed as part of this Registration Statement on Form SB-2:

                                    EXHIBITS

                                INDEX TO EXHIBITS

(a) The following documents are filed as part of this Registration Statement on Form SB-2:

-----  --------------------------------------------------
  3.1  (i)  Articles of Incorporation, as amended
-----  --------------------------------------------------
  3.2  (ii)  Bylaws
-----  --------------------------------------------------
    5  Opinion of counsel regarding the legality of the
       securities to be issued
-----  --------------------------------------------------
 10.1  Trail Gulch Mining Co., Inc., Minutes of
       Shareholders' Meeting
-----  --------------------------------------------------
 10.2  Trial Gulch Mining Co., Inc., Corporate
       Resolution
-----  --------------------------------------------------
 10.3  Minutes of Directors Meeting of Park Copper
       and Gold Mining, Ltd.
-----  --------------------------------------------------
 10.4  Letter from Park Copper and Gold Mining
       Company to its Shareholders
-----  --------------------------------------------------
 10.5  Sales Agreement  between Olympic Silver and
       Atlas Mining Company
-----  --------------------------------------------------
 10.6  Articles of Merger of Sierra Silver-Lead
       Mining Company and Atlas Mining Company
-----  --------------------------------------------------
 10.7  Equipment Purchase Agreement between Atlas
       Mining Company and Fausett International, Inc.
-----  --------------------------------------------------
 10.8  Exhibits to the Equipment Purchase Agreement
       between Atlas Mining Company and Fausett
       International, Inc.
-----  --------------------------------------------------
 10.9  Addendum to the Purchase Agreement Dated
       August 22, 1997
-----  --------------------------------------------------
 23.1  Accountants Consent
-----  --------------------------------------------------
   27  Financial Data Schedule
-----  --------------------------------------------------
 99.1  Employment Agreement with William T.
       Jacobson
-----  --------------------------------------------------
 99.2  Escrow Agreement
       Corporate Resolution authorizing the offer and
-----  --------------------------------------------------
 99.3  issue of shares
-----  --------------------------------------------------

                                  UNDERTAKINGS

The  undersigned  small  business  issuer  hereby  undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
       (iv) To treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering for purposes of determining liability under the securities act.
       (v) To file a post effective amendment to remove the registration on any of the securities that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Osburn, State of Idaho, on , 1999.

     ATLAS  MINING  COMPANY


                                     By: /S/ William  T.  Jacobson,
                                     ----------------------------------
                                     William  T.  Jacobson,
                                     Chief Executive Officer, President

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.


/S/ William  T.  Jacobson,                         February 11, 2000
-----------------------------                     ----------------------------
William  T.  Jacobson                              Date
Principal  Executive  Officer

/S/ Kurt  Hoffman                                  February 11, 2000
-----------------------------                     ----------------------------
Kurt  Hoffman                                      Date
Principal  Executive  Officer


BOARD  OF  DIRECTORS:

/S/ William  T.  Jacobson                          February 11, 2000
-----------------------------                     ----------------------------
William  T.  Jacobson                              Date
Director

/S/ Kurt  Hoffman                                  February 11, 2000
-----------------------------                     ----------------------------
Kurt  Hoffman                                      Date

/S/ C.  Lovon  Fausett                             February 11, 2000
-----------------------------                     ----------------------------
C.  Lovon  Fausett                                 Date
Director

/S/ Jack  Harvey                                   February 11, 2000
-----------------------------                     ----------------------------
Jack  Harvey                                       Date
Director

/S/ Thomas  E.  Groce                              February 11, 2000
-----------------------------                     ----------------------------
Thomas  E.  Groce                                  Date
Director